                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                               Amendment No. 2 to
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             MIV THERAPEUTICS, INC.
                    -----------------------------------------
                 (Name of small business issuer in its charter)

         Nevada                           3841                       n/a
---------------------------    ----------------------------  -------------------
(State or jurisdiction of      (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization) Classification Code Number)   Identification No.)

    1-8765 Ash Street, Vancouver, B.C., Canada, V6P 6T3, Tel. (604) 301-9545
          (Address and telephone number of principal executive offices)

               1-8765 Ash Street, Vancouver, B.C., Canada, V6P 6T3
     ----------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:

Thomas A. Braun                                      Alan Lindsay
Thomas Braun Law Corporation                         President
702 - 777 Hornby Street                              MIV Therapeutics, Inc.
Vancouver, BC  V6Z 1S2                               1-8765 Ash Street
Fax (604) 605-0508                                   Vancouver, BC  V6B 2K7
                                                     Fax (604) 301-9546

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                             CALCULATION OF REGISTRATION FEE

 Title of each class of securities    Dollar Amount to      Offering price       Maximum aggregate          Amount of
         to be registered               be registered       per share (1)        offering price (1)     registration fee
------------------------------------ -------------------- ------------------- ------------------------- ------------------
Shares of Common Stock Par Value        850,000 shares          $0.46                 $391,000               $35.97
$0.001 per share, issuable upon
exercise of warrants

(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices per share of the common stock reported on the OTC Bulletin Board as of August 6, 2003 a date within five business days prior to the filing of this registration statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                             MIV THERAPEUTICS, INC.
                     850,000 COMMON STOCK PURCHASE WARRANTS

The selling shareholders named in this prospectus is offering all of the shares of common stock issuable upon exercise of the warrants and offered through this prospectus. The warrants were acquired by the selling shareholders directly from the Company in a private offering that was exempt from registration under the US securities laws.

The selling shareholders will sell at prevailing market prices or privately negotiated prices.

The Company's common stock is presently traded on the OTC Bulletin Board under the stock symbol MIVT.

----------------------

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE SECTION ENTITLES "RISK FACTORS" ON PAGES 6 - 10.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------

The Date of this Prospectus is:  August 29, 2003

TABLE OF CONTENTS

                                                                         Page
PART I - INFORMATION REQUIRED IN PROSPECTUS

Summary Information & Risk Factors .......................................5
Use of Proceeds...........................................................10
Determination of Offering Price...........................................10
Dilution..................................................................11
Selling Security Holders..................................................12
Plan of Distribution......................................................14
Legal Proceedings.........................................................14
Directors, Executive Officers, Promoters and Control Management...........16
Security Ownership of Certain Beneficial Owners and Management............19
Description of Securities.................................................20
Interest of Named Experts and Counsel.....................................21
Disclosure of Commission Position on Indemnification for
      Securities Act Liabilities..........................................21
Description of Business...................................................21
Management's Discussion and Analysis or Plan of Operation.................24
Description of Property...................................................28
Certain Relationships and Related Transactions............................30
Market for Common Equity and Related Stockholder Matters..................30
Executive Compensation....................................................30
Financial Statements......................................................32
Changes in and Disagreements with Accountants on Accounting
      and Financial Disclosure............................................32

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers.................................32
Other Expenses of Issuance and Distribution...............................35
Recent Sales of Unregistered Securities...................................35
Exhibits..................................................................37
Undertakings..............................................................38
Signatures................................................................39

                   PART I - INFORMATION REQUIRED IN PROSPECTUS

                      SUMMARY INFORMATION AND RISK FACTORS

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that you should consider before receiving a distribution of our common stock. You should read this entire prospectus carefully.

FINANCIAL SUMMARY INFORMATION

The following table sets forth selected financial information, which should be read in conjunction with the information set forth under "Management Discussion and Analysis" and the accompanying consolidated Financial Statements of the Company and related notes includes elsewhere in this prospectus.

------------------------------------------ ------------------------------------ --------------------------------------
INCOME STATEMENT DATA
(AUDITED)                                              YEAR ENDED MAY 31, 2003                YEAR ENDED MAY 31, 2002
------------------------------------------ ------------------------------------ --------------------------------------
Revenue                                                                     $0                                     $0
------------------------------------------ ------------------------------------ --------------------------------------
Expenses                                                            $3,183,685                             $4,739,977
------------------------------------------ ------------------------------------ --------------------------------------
Interest Income                                                             $0                               ($4,436)
------------------------------------------ ------------------------------------ --------------------------------------
Minority Interest Share of Loss                                         ($699)                             ($805,611)
------------------------------------------ ------------------------------------ --------------------------------------
Net Profits (Losses)                                              ($3,173,411)                           ($3,929,466)
------------------------------------------ ------------------------------------ --------------------------------------

------------------------------------------ ------------------------------------ --------------------------------------
BALANCE SHEET DATA (AUDITED)                           YEAR ENDED MAY 31, 2003                YEAR ENDED MAY 31, 2002
------------------------------------------ ------------------------------------ --------------------------------------

Working Capital (deficit)                                           ($362,024)                             ($646,178)
------------------------------------------ ------------------------------------ --------------------------------------
Total Assets                                                          $586,097                               $818,450
------------------------------------------ ------------------------------------ --------------------------------------
Total Liabilities                                                   $1,085,942                               $836,530
------------------------------------------ ------------------------------------ --------------------------------------
Shareholders Equity (deficit)                                       ($499,845)                              ($18,080)
------------------------------------------ ------------------------------------ --------------------------------------

Our auditors have expressed substantial doubt regarding our ability to continue as a going concern.

MIV THERAPEUTICS, INC. BUSINESS SUMMARY

MIV Therapeutics, Inc. (the "Company", "MIVT") is involved in the design, manufacture and development a new generation of implantable medical devices that will utilize its advanced biocompatible stent coating and drug-delivery technologies. The Company's business objective is to be a leader in coating technologies and drug-delivery devices for both cardiovascular and non-vascular disorders.

THE OFFERING

Current Trading Price of The Company's common stock is currently trading on the OTCBB under the stock symbol "MIVT". Commons Stock As of October 17, 2003, the stock was trading at a price of $0.45 per share.

Securities Offered                  850,000 shares of common stock issuable
                                    upon exercise of the warrants

Minimum number of shares            None
to be sold in this offering

Securities Issued and to            Prior to the Offering:
be issued                           ----------------------


         ----------------------------- --------------------------------------
         TYPE OF SECURITY              AMOUNT OF SECURITIES ISSUED
         ----------------------------- --------------------------------------

         ----------------------------- --------------------------------------
         Common Shares (1)             28,357,763
         ----------------------------- --------------------------------------
         Preferred Shares              0
         ----------------------------- --------------------------------------
         Warrants                      12,540,413
         ----------------------------- --------------------------------------


                                    After the Offering:
                                    -------------------
                                    850,000

         ----------------------------- --------------------------------------
         TYPE OF SECURITY              AMOUNT OF SECURITIES ISSUED
         ----------------------------- --------------------------------------

         ----------------------------- --------------------------------------
         Common Shares (1)             29,207,763(2)
         ----------------------------- --------------------------------------
         Preferred Shares              0
         ----------------------------- --------------------------------------
         Warrants                      13,390,413 (2)
         ----------------------------- --------------------------------------

         (1) The Company has also authorized 4,075,000 stock options pursuant to a Stock Option Plan. As of the present date, none of these options have been exercised.

         (2) Assuming all of the 850,000 warrants being registered are exercised and the underlying shares are issued.

Use of Proceeds                     The Company will receive $0.50 per share for
                                    500,000 warrants exercised, $0.40 per share for 250,000 warrants exercised, and $0.75 per share for the remaining 100,000 warrants exercised for a maximum of $425,000 which will be used for general corporate purposes.

RISK FACTORS

The business of the Company involves a number of risks and uncertainties that could cause actual results to differ materially from results projected in any forward-looking statement, or statements, made in this report. These risks and uncertainties include, but are not necessarily limited to the risks set forth below. The Company's securities are speculative and investment in the Company's securities involves a high degree of risk and the possibility that the investor will suffer the loss of the entire amount invested.

DEVELOPMENT STAGE COMPANY

The Company is in the development stage and currently has no products approved for sale or use. The Company will not be able to sell significant quantities of its products until such time, if ever, as it receives regulatory approval to commercially market such products, and thus the Company's long-term viability, growth, and profitability will depend upon successful testing, approval, and commercialization of the MIVT Stent or other products resulting from its research and development activities. Adverse or inconclusive results in clinical trials of these products could significantly delay or ultimately preclude any regulatory approvals, and even if obtained there can be no assurance that any product approval would lead to the successful commercialization of the product approved. Furthermore, the Company does not expect to begin the regulatory approval process in the United States for at least the next three years, and will only pursue approval and marketing of its products in the countries recognizing the CE Mark, such as most European and Asian countries.

LIMITED OPERATING HISTORY.

The Company has a limited operating history upon which an evaluation of its prospects can be made. There can be no assurance that the Company will effectively execute MIVT's business plan or manage any growth of the MIVT business, or that the Company's future operating and financial forecast will be met. Future development and operating results will depend on many factors, including access to adequate capital, the completion and regulatory approval of marketable products, the demand for the Company's products, the level of product and price competition, the Company's success in setting up and expanding distribution channels, and whether the Company can control costs. Many of these factors are beyond the control of the Company. In addition, the Company's future prospects must be considered in light of the risks, expenses, and difficulties frequently encountered in establishing a new business in the medical device industry, which is characterized by intense competition, rapid technological change, highly litigious competitors, potential product liability and significant regulation.

HISTORY OF LOSSES, ANTICIPATED FUTURE LOSSES.

Since inception, the Company has suffered recurring losses and has not earned any revenues to date. The Company posted a loss of $3.17 million during the year ended May 31, 2003; a loss of $3.92 million during the year ended May 31, 2002; and had has losses totaling $11.7 million since inception. The Company has funded its operations through the issuance of common stock, and through related party loans since inception, in order to meet its strategic objectives. The Company anticipates that losses will continue until such time, if ever, as the Company is able to generate sufficient revenues to support its operations. The Company's ability to generate revenue primarily depends on its success in completing development and obtaining regulatory approvals for the commercial sale of the products under development. There can be no assurance that any such events will occur, that the Company will attain revenues from commercialization of its products, or that the Company will ever achieve profitable operations.

UNPREDICTABILITY OF REVENUES.

The life cycle of the products that the Company plans to develop is difficult to predict. Failure to gain timely market acceptance of its products would have a material adverse effect on the Company's ability to generate revenue, and would have a material adverse effect on the Company's business, financial condition and results of operations. To successfully gain market acceptance, the Company must develop the ability to manufacture its products in large quantities in compliance with regulatory requirements and at an acceptable cost. The Company has no long-term experience in manufacturing stent products, and could experience difficulties in development or manufacturing that may have a material adverse effect on the Company's ability to market its product. Moreover, there can be no assurance that the Company will be successful in scaling up manufacturing operations sufficient to produce its products in sufficient volume to generate market acceptance.

COMPETITION AND MARKET FACTORS.

The market in which the Company intends to operate is dominated by several large firms with established products, and the Company's success is dependant upon acceptance of its products by the medical community as reliable, safe and cost-effective. It may be difficult or impossible for the Company to achieve such acceptance of its products in view of these market conditions. In addition, the Company's competitors are more financially stable than the Company and have significant resources for research and development available to them. Thus it is likely that they will be quicker to market than the Company, with products that will compete with its products, should it be successfully approved and commercialized. Moreover, even if the Company successfully brings its products to market ahead of its projected competitors, established competitors could quickly bring products to market that would compete. In addition, the medical device market is subject to constant introduction of new products and designs. Market acceptance of the Company's products may be influenced by new products or technologies that come to market, which could render the Company's products obsolete or prohibitively expensive.

DEPENDENCE ON FINANCING.

The Company's capital requirements have been and will continue to be significant. The Company will be dependant on future financing to fund its research and development as well as other working capital requirements. The Company estimates that its current working capital will support its activities for no more than four months. After that time, the Company will need additional financing. The Company is currently anticipating further subscriptions for its common stock, but there can be no assurance that these subscriptions will be forthcoming or that they will result in sufficient capital for the Company to meet its current and expected working capital needs. It is not anticipated that any of the officers, directors or current shareholders of the Company will provide any significant portion of the Company's future financing requirements. Furthermore, in the event that the Company's plans change, its assumptions change or prove inaccurate, or its capital resources prove to be insufficient to fund operations, the Company could be required to seek additional financing sooner than currently anticipated, or in greater amounts than is currently anticipated. Any inability to obtain additional financing when needed would have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or possibly cease its operations. In addition, any future equity financing may involve substantial dilution to the Company's existing shareholders.

DEPENDENCE MANAGEMENT AND RECRUITING.

The Company currently has 6 full time employees and only three full-time officers and directors. In addition, the Company has entered into consulting agreements with three individuals two of whom are also Directors, to provide management services to the Company. The remainder of the Company's management has been undertaken by independent consultants. This may make it difficult for the Company to attract capital investment sufficient to meet its capital needs. Because the Company is in the development stage and has not yet produced a marketable product, it will be reliant upon its ability to attract skilled members of the Stent or medical products industries. There can be no assurance that the Company will be able to identify suitable candidates for employment, or to attract them to the Company should they be identified. In addition, the Company will be heavily dependent upon creative design and engineering skills of individuals with whom it has little familiarity, and who may not perform as expected.

INTELLECTUAL PROPERTY RISKS.

The Company's success will depend in part on whether the Company can obtain patent protection for its products and processes, preserve trade secrets and proprietary technology, and operate without infringing upon patent or other proprietary rights of third parties. The Company has patent applications pending in the United States and in several foreign markets, and is in the process of filing additional foreign patent applications, but there can be no assurance that any of these patents will be issued or that patents will not be challenged. A significant number of medical device companies, other companies, universities, and research institutions have filed patent applications or have been issued patents relating to stents and stent delivery systems, and there has been substantial litigation in this area. Established companies in the medical products industry generally, and the stent industry in particular, are aggressive in attempts to block new entrants to their markets, and the Company's products, if successfully developed, may interfere with the intellectual property rights of these companies. The Company's success will depend on its products not infringing patents that the Company expects would be vigorously prosecuted. Furthermore, the validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, are highly uncertain. Even if the Company successfully patents the MIVT laser-cut stent, there can be no assurance that it would be able to successfully assert its patents against competing products. In addition, infringement claims against the MIVT laser-cut stent could be sufficiently expensive to have a material adverse effect on the Company's results or ability to continue marketing its products.

PRODUCT LIABILITY EXPOSURE.

The Company's business exposes it to potential product liability risks, which are inherent in the testing, manufacturing, marketing and sale of medical products. While the Company will take precautions it deems to be appropriate to avoid product liability suits against it, there can be no assurance that it will be able to avoid significant product liability exposure. Product liability insurance for the medical products industry is generally expensive, to the extent it is available at all. The Company has not yet sought to obtain product liability coverage. The Company intends to obtain such coverage when it is apparent that the MIVT Stent or other products developed by the Company will be marketable. There can be no assurance that it will be able to obtain such coverage on acceptable terms, or that any insurance policy will provide adequate protection against potential claims. A successful product liability claim brought against the Company may exceed any insurance coverage secured by the Company, and could have a material adverse effect on the Company's results or ability to continue marketing its products.

UNCERTAINTY OF HEALTHCARE REIMBURSEMENT.

The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare industry participants. During the past several years, government regulation of the healthcare industry has changed significantly in several countries. Healthcare industry participants may react to new policies by curtailing or deferring use of new treatments for disease, including treatments that would use the products that the Company intends to develop. This could substantially impair the Company's ability to successfully commercialize the MIVT Stent, which would have a material adverse effect on the Company's performance.

PENNY STOCK RULE.

The Company's common stock is listed on the OTCBB. Investors may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's common stock than would otherwise be the case were the Company's common stock listed on a more recognized stock exchange or quotation service. In addition, trading in the Company's common stock is currently subject to certain rules under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock." Penny stocks are generally non-Nasdaq equity securities with a market price less than $5.00 per share. The penny stock rules require broker-dealers selling penny stocks to make certain disclosures about such stocks to purchasers thereof, and impose sales practice restrictions on broker-dealers in certain penny stock transactions. The additional burdens imposed upon broker-dealers by these rules may discourage them from effecting transactions in the Company's common stock, which could limit the liquidity of the common stock and the ability of the Company's stockholders to sell their stock in the secondary market.

GOING CONCERN RISK

There is substantial doubt as to our ability to continue as a going concern based on our past operating losses and predicted future operating losses. Our auditor has issued a going concern opinion on our financial statements expressing substantial doubt that we can continue as a going concern for a reasonable period of time unless sufficient equity financing can be secured. There can be no assurances that any required capital can be obtained on terms favorable to the Company

DEFAULT ON LOAN

The Company has an outstanding loan of $500,000 which is repayable on December 31, 2005. The loan is payable to International Mercantile Holding Group, Inc. ("IMHG"). An action has been commenced by the Company against IMHG for a declaration that no monies are owed by the Company to IMGH and an accounting for any Endovasc Ltd., Inc. common shares sold by IMGH. For further details, please see page 14 of this Amended Registration Statement No. 2 on Form SB-2/A, under Legal Proceedings.

The interest rate on the loan is equal to the London Interbank Offered Rate plus 1%. The loan is secured by 1 million common shares of Endovasc Ltd., Inc.(OTCBB:
EVSC) common shares. Earlier in the year, Endovasc completed a stock split, effectively increasing the number of Endovasc shares held as security to 1.2 million shares. On June 2, 2003, the Company failed to make the interest payment required on the loan. Consequently on June 12, 2003, the loan became in default and the lender became entitled to deal with the Endovasc Ltd. Inc. stock in any manner it chooses in its sole discretion. The agreement requires that in the event of any sale of the collateral, the lender shall account for the number of shares sold. In the event there is collateral remaining after payment of principal and accrued interest, the lender shall return the remaining unsold portion of the collateral to the Company. The Company has not received any notice of default from the lender nor an accounting from the lender for shares sold, if any, subsequent to June 12, 2003. In the event the lender realizes on their collateral, the Company's investment in Endovac Ltd. Inc. will have been disposed of and the proceeds applied against the loan payable. As of June 12, 2003, Endovasc Ltd. Inc. shares closed at a price of $0.38 per share. If the lender choose to dispose of the 1,200,000 shares at the closing share price as of the date of default, the Company would still owe approximately $56,000 to the lender, including interest. If the Company is not able to raise the funds to pay off the outstanding amount it could have a material adverse effect on the Company's ability to continue operations.


FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including, "could" "may", "will ", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential", the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

                                 USE OF PROCEEDS

The Company will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

If all of the redeemable stock purchase warrants are exercised, the Company will receive gross proceeds from exercise of the redeemable stock purchase warrants of approximately $425,000. The Company intends to use any such net proceeds for the general corporate purposes including working capital, research and development, and clinical trials.

The foregoing represents the Company's intentions based upon its present plans and business conditions. The occurrence of unforeseen events or changes in business conditions, however, could result in applying the proceeds from the exercise of the redeemable stock purchase warrants in a manner other than as described in this prospectus.

                         DETERMINATION OF OFFERING PRICE

The selling shareholders will sell at prevailing market prices or privately negotiated prices. The Company's common shares are quoted on the OTC Bulletin Board under the stock symbol "MIVT".

                                    DILUTION

The net tangible book value of our company as of May 31, 2003 was ($499,845) or ($0.0176) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of our company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our company, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued upon exercise of the warrants. The amount of dilution will depend on the offering price and number of warrants exercised. The following example shows the dilution to new investors at an offering price of $0.46 per share.

If we assume that our company had issued 850,000 shares of common stock at an assumed offering price of $0.46 per share (ie, the maximum number of shares registered in this offering), for total proceeds of $391,000, less offering expenses of $5,075, our net tangible book value as of May 31, 2003 would have been ($113,920) or ($0.0039) per share. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.0137 per share and an immediate dilution to new stockholders of $0.4463 per share. The following table illustrates the per share dilution:

Assumed public offering price per share                                 $0.46
Net tangible book value per share before this offering                 ($0.0176)
Increase attributable to new investors                                  $0.137
--------------------------------------------------------------------------------

Net tangible book value per share after this offering                  ($0.0039)

Dilution per share to new stockholders                                 $0.4463

                             SELLING SECURITY HOLDER

The selling shareholders named in this prospectus is offering all of the shares of common stock issuable upon exercise of the 850,000 warrants, offered through this prospectus. The shares include all of the 850,000 shares of common stock underlying the 850,000 warrants that the selling shareholders acquired from the Company in offerings that were exempt from registration under section 4(2) and regulation S of the Securities Act of 1933 and completed on April 15, 2003.

The following table provides, as of August 6, 2003, information regarding the beneficial ownership of the Company's common stock held by the selling shareholder, including:

1. the number of shares owned prior to this offering; 2. the total number of shares that are to be offered;
3. the total number of shares that will be owned upon completion of the offering;
4.       the percentage owned; and
5. the identity of the beneficial holder of any entity that owns the shares.

--------------------- ------------------- ------------------ ------------------- -------------------- ---------------
  Name of Selling        Shares Owned          Percent       Maximum Number of       Beneficial        Percent Owned
    Shareholder        Prior to Offering                        Shares Being       Ownership After  Upon Completion of
                                                                  Offered             Offering        this Offering
--------------------- ------------------- ------------------ ------------------- -------------------- ---------------

--------------------- ------------------- ------------------ ------------------- -------------------- ---------------
  Craig Scott and          200,000(2)            0.7%              100,000            100,000 (5)           0.7%
   Karen Ard (1)
--------------------- ------------------- ------------------ ------------------- -------------------- ---------------
  Russ Courtnall (1)       500,000(3)            1.8%              250,000            250,000 (5)           1.8%
--------------------- ------------------- ------------------ ------------------- -------------------- ---------------
  Roan Meyers (6)          500,000(4)            1.8%              500,000            500,000 (5)           1.8%
   Associates, LP
--------------------- ------------------- ------------------ ------------------- -------------------- ---------------

(1) Neither Craig Scott, Karen Ard, and Russ Courtnall, or their affiliates are broker-dealers.
(2) Includes 100,000 warrants to purchase common stock at a price of $0.75 to June 5, 2006.
(3) Includes 250,000 warrants to purchase common stock at a price of $0.40, expiring 3 months from the date of effectiveness of this registration statement on Form SB-2.
(4) Includes 500,000 warrants to purchase common stock at a price of $0.50 to July 23, 2004.
(5)  Assuming all warrants are exercised.
(6)  Roan Meyers Associates, LP is a broker-dealer

Craig Scott and Karen Ard, Russ Courtnall, and Roan Meyers Associates, LP, beneficially own and have sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

The percentages are based on the 28,357,763 shares of common stock outstanding on August 6, 2003 and assumes no other outstanding warrants are exercised before this registration statement becomes effective.

Relationship of Selling Shareholders or their beneficial owners to the Company
--------------------------------  -----------------------   -----------------------------------------------------------
Selling Shareholder               Agreement Name and date   Material terms of agreement
--------------------------------  -----------------------   -----------------------------------------------------------

--------------------------------  -----------------------   -----------------------------------------------------------
Roan Meyers Associates, LP        Consulting Agreement      Consultant will engage in corporate finance and other
                                  July 23, 2003 (2)         financial services matters.

                                                            Consultant will provide advice, recommendations, evaluations and negotiations on request by the Company.

                                                            Company will issue Consultant 500,000 warrants to purchase common stock at a price of $0.50 per share

--------------------------------  -----------------------   -----------------------------------------------------------
Craig Scott and Karen Ard         Consulting Agreement (3)  Consultant will engage in investor banking and investor relations services for the Company

                                                            Company will issue:

                                                            50,000 common shares immediately;
                                                            50,000 common shares to vest at 60 days;
                                                            100,000 share purchase warrants at a price of $1.00 per share to vest in 30 days;
                                                            100,000 share purchase warrants at a price of $2.00 per share to vest in 90 days; and
                                                            100,000 share purchase warrants at a price of $3.00 per share to vest in 180 days (3)

--------------------------------  -----------------------   -----------------------------------------------------------
Russ Courtnall                    Consulting Agreement      Consultant will provide public and media relations services
                                  August 6, 2003 (4)
                                                            Company will issue 250,000 share purchase warrants at a price of $0.40 per share
--------------------------------  -----------------------   -----------------------------------------------------------

         (1) The selling shareholders or their beneficial owners have never been an officer or director of the Company's predecessors or affiliates

         (2) Consulting Agreement has been attached as an Exhibit 10.4 to the Company's Form SB-2 filed on August 12, 2003. In addition to the Consulting Agreement above, the Company also entered into a Consulting Agreements with Roan Meyers Associates, LP under date August 23, 2002. This Agreement was filed as
                  Exhibit 10.1 to the Company's Form SB-2 filed on January 23, 2003 and declared effective February 20, 2003.

         (3) Consulting Agreement has been attached as Exhibit 10.1 to the Company's Form 10QSB filed on January 14, 2003. Subsequently, the Company terminated the Agreement and agreed to issue Consultants 100,000 share purchase warrants at a price of $0.75 per share.

         (4) Consulting Agreement is attached hereto as Exhibit 10.3 to this Amendment No. 2 on Form SB-2/A.

                              PLAN OF DISTRIBUTION

The Company's shares are quoted on the OTC Bulletin Board under the stock symbol "MIVT"

Underwriters and Underwriting Obligations

The selling shareholder Roan Meyers Associates, LP (Roan Meyers) are acting as underwriters for 500,000 of the 850,000 warrants being registered under this Form SB-2. The Company has entered into several Consulting Agreements with Roan Meyers relating to corporate finance and other financial services matters. Roan Meyers is acting as underwriters, on a best efforts basis, for the 500,000 shares underlying the warrants hereby registered. The offering price of the shares will be at the prevailing market price. Roan Meyers commission on the sale of the shares will amount to the difference between the exercise price ($0.50 per share) and the prevailing market price at the time of the sale.

Other Distributions

The remaining 350,000 warrants are held by the selling shareholders Craig Scott and Karen Ard and Russ Courtnall. These selling shareholders are not acting as underwriters and may sell some or all of their common stock in one or more transactions, including block transactions:

1. On such public markets as the common stock may from time to time be trading. The Selling shareholders may sell at the prevailing market prices;
2. In privately negotiated transactions; 3. Through the writing of options of the common stock; 4. In short sales; or 5. In any combination of these methods of distribution.

The sales price to the public may be at:

1. The market price prevailing at the time of sale; 2. A price related to such prevailing market price; or 3. Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The Company is bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1. Not engage in any stabilization activities in connection with our common stock;
2. Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.


                                LEGAL PROCEEDINGS

John Ma

On November 18, 2002, John Ma, a former consultant with the Company's partially owned subsidiary, M-I Vascular Innovations, Inc. ("Vascular") filed a Writ and Statement of Claim in the Supreme Court of British Columbia against the Company, its Chief Executive Officer and President, Allan P. Lindsay, and against Vascular, seeking specific performance of a share exchange to receive 3,192,399 shares of the Company in exchange for 3,192,399 shares in Vascular, or alternatively, damages.

On April 1, 2003, the parties attended a court hearing in chambers on an application to dismiss the action against Mr. Lindsay on the basis that the action was vexatious and disclosed no reasonable claim against Mr. Lindsay. The Company was successful and on April 1, 2003 the Honourable Madam Justice Kirkpatrick, who presided over the hearing, granted the relief sought and dismissed the claim against the C.E.O. of the Company, Mr. Lindsay.

The Company and Vascular attended a court hearing in chambers on April 16, 17, and 25, 2003 on a summary trial application by the Plaintiff John Ma for an Order for a declaration that Ma is entitled to an exchange of 3,192,399 common shares of Vascular for 3,192,399 common shares of the Company pursuant to a Settlement Agreement entered into on September 14, 2001.

The Honourable Mr. Justice Lowry, who presided over the summary trial, pronounced judgment on May 20, 2003, granting the summary relief that was requested by Ma at the summary trial, and ordering the Company and Vascular to perform the share exchange (the "Judgment"). The Company has appealed the judgment to the British Columbia Court of Appeal and anticipates that the appeal will be heard within the next 12 months.

The final terms of the Order of the Judgment of Mr. Justice Lowry have not yet been settled and the Company anticipates that the Order will be settled at a court hearing in chambers some time in July, 2003.

In a counterclaim in the Supreme Court of British Columbia, the Company continues to dispute Ma's entitlement to the 3,192,399 Vascular shares and any Company shares that Ma may receive pursuant to court order.

Management currently believes that it will be successful in defending against the Plaintiff's claims. However, if the Plaintiff is successful and receives the 3,192,399 shares he is seeking, the Company's issued and outstanding shares will increase by 10% from 28,357,763 shares to 31,550,162 shares, and current shareholders would feel an immediate dilution in the value of their shares. The Company does not believe this would have a material adverse effect on the Company's financial position.

International Mercantile Holding Group, Inc.

On October 6, 2003, the Company commenced an action against International Mercantile Holding Group, Inc. ("IMHG") in the Supreme Court of British Columbia. The Company entered into a loan agreement with IMHG in December, 2002, whereby IMHG agreed to loan the Company $858,000. The Company pledged 1,000,000 common shares in Endovasc Ltd. (OTCBB: EVSC) as security for the loan (the "Pledged Shares"). In the event that the loan is in default, IMGH is entitled to sell the Pledged Shares and apply the proceeds towards any outstanding amount of the loan, and provide a full accounting to the Company. Pursuant to the loan agreement, IMHG forwarded $500,000 to the Company in December, 2002. No payments have been made towards the loan, and the and on June 12, 2003, the loan became in default. IMHG has neither disclosed the details of any sales it has made of the Pledged Shares nor delivered any notice of default to the Company. In the action, the Company is seeking:
1.  a declaration that it owes no monies to IMHG;
2. an accounting of the amount and proceeds of any sales of the Pledged Shares; and
3.  damages for breach of contract.

The Company currently believes that it will be successful in its claim against IMHG. At page 10 of this SB-2, the Company has disclosed the details of its outstanding loan of $500,000 to IMHG. If the Company is unsuccessful in its claim against IMHG, the Company may owe approximately $200,000 to IMHG. If the Company is not able to raise the funds to pay off this outstanding amount, it could have a material adverse effect on the Company's ability to continue operations.

Barry Migliorini and Jack Naventi doing business as National Capital

The Company has commenced an action in the Supreme Court of British Columbia against Barry Migliorini and Jack Naventi, both doing business as National Capital (the "Defendants"). The Company has claimed that the Defendants were misrepresenting themselves as being affiliated with a registered broker dealer in good standing as a member of the National Association of Securities Dealers, Inc., and on that basis obtained the Company's authorized signatures on several documents authorizing the issuance of shares and warrants to the Defendants in exchange for certain financial advice. In its claim, the Company is seeking the following relief:
1. a declaration that there is no valid and binding agreement between the Company and the Defendants;
2. a declaration that the Company is not obligated to issue any warrants to purchase the Company's common stock or any shares in the Company's common stock to the Defendants;
3. an Order canceling 65, 217 shares of the Company's common stock that were issued to National Capital; and
4.  restitution and damages for misrepresentation.

The Company currently believes that it will be successful in its claim against the Defendants. If, however, the Company is not successful, the Company may be obligated to issue to the Defendants and register 1.2 million warrants to purchase common shares in the Company at a price of $0.40 for a six month term and 200,000 warrants to purchase common shares in the Company at a price of $0.42 for a six month term. The Company does not believe that issuing such warrants would have a material adverse affect on the Company's financial position.

         DIRECTORS, EXECUTIVE OFFICER, PROMOTERS AND CONTROL MANAGEMENT

(a) The following table sets forth the name, age, and position of the executive officers and directors of the Company as of August 6, 2003. The directors were appointed until the Company's next annual general meeting or until a successor is elected and qualifies to be a director of the Company:

NAME                       AGE              TITLE                               TERM
----                       ---              -----                               ----
Alan P. Lindsay            52               Chairman, President, CEO            Annual
Patrick A. McGowan         63               Executive Vice President, CFO,
                                            Secretary, Director                 Annual
Dr. Daniel Savard          52               Director                            Annual
Dr. Tom Troczynski         49               Vice President, Coatings            n/a
Arc Rajtar                 55               Vice President, Operations for      n/a
                                            MIVI Technologies, Inc.

The following table sets forth the portion of their time the Officers and Directors devote to the Company:

Alan P. Lindsay            100%             Dr. Tom Troczynski                   10%
Patrick A. McGowan         100%             Arc Rajtar                          100%
Dr. Daniel Savard           10%


The term of office for each director is one (1) year, or until his/her successor is elected at the Company's annual meeting and is qualified. The term of office for each officer of the Company is at the pleasure of the board of directors.

The board of directors does not have a nominating committee. Therefore, the selection of persons or election to the board of directors was neither independently made nor negotiated at arm's length.

(b) Identification of Certain Significant Employees.

Strategic matters and critical decisions are handled by the directors and executive officers of the Company.

(c) Family Relationships. None

(d) Business Experience.

The following is a brief account of the business experience during the past five years of each director and executive officer of the Company, including principal occupations and employment during that period and the name and principal business of any corporation or other organization in which such occupation and employment were carried on.

ALAN P. LINDSAY, Chairman, President, and CEO, age 52.


Mr. Lindsay has been MIVT's Chairman, President and CEO since October 2001. He has extensive experience in building companies and taking them public on recognized stock exchanges. Before coming to MIVT, Mr. Lindsay was the Chairman, President and CEO from 1991 to 2000 of a base metals exploration company he co-founded and took public on the Toronto and American Stock Exchange. Mr. Lindsay was also Chair-man of the Board of GeneMax Pharmaceuticals Inc., a company he co-founded 1999 and assisted with its financing before going public in 2002. Prior to becoming an entrepreneur, Mr. Lindsay was responsible for building a significant business and marketing organization in Vancouver, BC for Manulife Financial, a major international financial services corporation. Mr. Lindsay has been responsible for the financing, corporate development and strategic vision of the Company. Mr. Lindsay has not been involved in the past five years in any legal proceedings described in Item 401(d) of Regulation S-B.

PATRICK A. MCGOWAN, Executive Vice President and Chief Financial Officer, Secretary, age 63.

Mr. McGowan is a management consultant specializing in assisting public companies with financing, regulatory filings, administration and business plans. From November 1, 2001 to the present, he has been engaged by the Company to serve as its Executive Vice President and Chief Financial Officer, and to assume responsibility for negotiations with attorneys, auditors and financial representatives and the day to day business operations of the Company. From September 1997 to the time he joined MIVT, Mr. McGowan served as CEO of American Petro-Hunter, Inc. with duties including reviewing business proposals, writing business plans and approving corporate filings. Mr. McGowan was also responsible for all legal matters and functional areas of business for the Company. Mr. McGowan obtained his Masters of Business Administration from the University of Western Ontario in 1965, and his Bachelors of Science from the University of Oregon in 1963. Mr. McGowan has no family relationship with any of the persons nominated to become directors or executive officers of the Company. Mr. McGowan has not been involved in the past five years in any legal proceedings described in Item 401(d) of Regulation S-B.

DR. DANIEL SAVARD, Director, age 52

Dr. Daniel Savard brings more than 20 years of clinical practice and clinical research in cardiology. From 1997 to the present, Dr. Savard has been President of Medi-Recherche Inc. and Assistant-Medical Director of the Quebec Blue Cross (Canassistance, Inc.). In 2001 Dr. Savard became a member of the Board of Governors of the Quebec Blue Cross.He is also member of the Societe des Medecins Experts du Quebec and he does expertise evaluation in Cardiology mainly for Insurance companies and in civil liability . Since 2000, he his Consultant for La Regie des Rentes du Quebec. Recently, he joint Biomundis, a Canadian venture capital company in biotechnology, as medical Director.

Dr. Savard holds a doctorate degree in medicine from Faculty of Medicine of Montreal University (1971-1976) and a license of the Medical Council of Canada. He completed postdoctoral training in Internal Medicine and in Cardiology at Montreal University (1976-1980) and a 1-year fellowship in clinical and research echocardiography at Quebec Heart Institute of Laval University. He has been certified in Cardiology from the Corporation des Medecins du Quebec and from the Royal College of Physicians and Surgeons of Canada. Dr. Savard is assistant professor of Medicine at University of Montreal and practicing at Centre Hospitalier Universitaire de Montreal, Notre-Dame Hospital in Montreal. His research interests are coronary heart disease, congestive heart failure, arterial hypertension, hyperlipidemia, angiogenesis therapy in coronary heart disease, circadian cycle and ambulatory blood pressure monitoring.

Dr. Savard is highly involved in clinical research. Indeed, he participated in 65 clinical trials or which several were international multicenter studies. He has been member for several pharmaceuticals clinical advisory boards for companies such as Pfizer, Hoechst Marion Roussel, Biovail Corp, Crystaal Corp. and Aventis Pharma Inc. He is currently consultant for Biovail Corp. and for Medisys, an important Canadian Health Care Management company.

He is an active member of several associations such as: the Association des Cardiologues du Quebec ,the Association des Medecins Specialistes du Quebec and of the Societe des Medecins Experts du Quebec. Dr. Savard published more than 40 manuscripts from his research. Dr. Savard has not been involved in the past five years in any legal proceedings described in Item 401(d) of Regulation S-B.

TOM TROCZYNSKI, Vice President of Coatings, age 49

Dr. Troczynski joined the Company in February 2002 to assist in the development of its proprietary coating technologies and in the supervision of the Research and Development team at the University of British Columbia. Since 2001, Dr. Troczynski has been a Professor in Metals and Materials Engineering Dept. at the University of British Columbia and leads UBCeram, the largest ceramics research group in Canada. His bio-ceramics development program is focused on the development of biocompatible hydroxyapatite coatings for metallic substrates, such as implants and stents. From 1997 to 2001, Dr. Troczynski was an assistant professor at the University of British Columbia. Dr. Troczynski graduated from McMaster University in Hamilton, Ontario in Materials Science and Engineering in 1987. He has published many journal articles and other publications, as well as filed a number of patents. Dr. Troczynski has not been involved in the past five years in any legal proceedings described in Item 401(d) of Regulation S-B.

ARC RAJTAR, Vice President, Operations (MIVI Technologies, Inc.), age 55.

Arc Rajtar joined MIVI Technologies, Inc. the operating subsidiary of MIV Therapeutics, in February 2002. From 1999 to 2002, Mr. Rajar served as Vice President of Logistics of Netlogix Information Technologies, Inc. From 1998 to 2001 Mr. Rajtar was Corporate Quality Assurance Manager at Spectrum Signal Processing, Inc. From 1991 to 1998, he was the President of Quexx International Ltd., a management consulting company that specializes in business process engineering, business development and quality management systems for medical and electronics industries. Mr. Rajtar received a Master in Mechanical Engineering from the Technical University of Gdansk, Poland and is a Chartered Engineer with The Institution of Engineers, Australia and a Member of American Society for Quality. Mr. Rajtar has not been involved in the past five years in any legal proceedings described in Item 401(d) of Regulation S-B.

(e) Directors Compensation

Directors who are also officers of the Registrant receive no cash compensation for services as a director.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

a) Beneficial owners of five percent (5%) or greater, of the Company's common stock: No preferred stock is outstanding at the date of this offering. The following sets forth information with respect to ownership by holders of more than five percent (5%) of the Registrant's common stock known by the Registrant based upon 28,357,763 shares outstanding at August 6, 2003.

Title of          Name and Address of                Amount of Beneficial               Percent
Class             Beneficial Owner                   Interest                           of Class
-----             ----------------                   --------                           --------
Common            638519 BC Ltd                      1,731,334                           6.1%
                  1300 - 111 West Georgia Street
                  Vancouver, BC  V6E 4M3

Common            Isaiah Capital, Ltd.               2,000,000                          7.1%
                  P.O. Box 546
                  28-30 The Parade
                  St. Helier, Jersey
                  Channel Islands  JE4 8XY

Common            James Davidson                     2,800,000 shares (1)                9.9%
                  108 North Alfred Street
                  Suite 200
                  Alexandria, VA  22314

Common            New Paradigm Capital, Ltd.         1,500,000 shares (1)                5.3%
                  Clarendon House
                  Bermuda Road
                  Hamilton, Bermuda

(1) Includes (i) 1,200,000 shares owned directly by Mr. Davidson, (ii) 500,000 shares owned by Mr. Davidson's minor children, over which he holds voting and investment control, (iii) 100,000 options to purchase shares of the Company, and (iv) 1,500,000 shares owned by New Paradigm Capital Ltd., of which Mr. Davidson owns 48% of the voting and investment control. The remaining 52% of voting and investment control for shares held by New Paradigm Capital Ltd. is owned by Isaiah Capital Corp. (50%) and Lord William Rees-Mogg (2%). Neither shareholder is a Director, Officer or Affiliate of the Company.

b) The following sets forth information with respect to the Company's common stock beneficially owned by each Officer and Director, and by all Directors and Officers as a group, at August 6, 2003.

Title of                   Name and Address of                Amount of                 Percent
Class                      Beneficial Owner                   Beneficial Interest       of Class
-----                      ----------------                   -------------------       --------
Common                     Alan P. Lindsay                    400,000                   1.4%
                           Suite 1, 8765 Ash Street.          500,000 Options           1.8%
                              Vancouver, BC V6P 3T3

Common                     Patrick A. McGowan                 63,274                    0.2%
                           Suite 1, 8765 Ash Street           500,000 Options           1.8%
                              Vancouver, BC V6P 3T3

                           Daniel Savard                      250,000 Options           0.9%
                            Suite 1, 8765 Ash Street
                              Vancouver, BC V6P 3T3

                           Tom Troczynksi                     500,000 Warrants          1.8%
                            Suite 1, 8765 Ash Street
                              Vancouver, BC V6P 3T3

Common                     Arc Rajtar                         10,000                    .03%
                           Suite 1, 8765 Ash Street           150,000 Options           0.5%
                              Vancouver, BC V6P 3T3

Total as a group                                              473,274 Shares            1.7%
                                                              1,400,000 Options         4.9%
                                                              500,000 Warrants          1.8%

                            DESCRIPTION OF SECURITIES

CAPITAL STOCK

The authorized capital stock of the Company consists of 80,000,000 shares of Common Stock, $0.001 par value and 20,000,000 shares of preferred stock, $0.001 par value. Holders of the Common Stock have no preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from sources legally available, therefore, when, as and if declared by the Board of Directors, and upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the company available for distribution to stockholders. All outstanding shares of Common Stock are validly authorized and issued, fully paid and non-assessable. The Board of Directors is authorized to issue additional shares of Common Stock not to exceed the amount authorized by the Company's Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

The above description concerning the Capital Stock of the Company does not purport to be complete. Reference is made to the Company's Articles of Incorporation and Bylaws which are available for inspection upon proper notice at the Company's offices and are available on the Internet as an exhibit to the Company's Form 10SB12G as filed on April 26, 2000, as well as to the applicable statutes of the State of Nevada for a more complete description concerning the rights and liabilities of stockholders.

VOTING RIGHTS

Each holder of Common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of Common Stock do not have cumulative voting rights, the holders of more than fifty percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

DIVIDEND POLICY

Holders of the Company's Common Stock are entitled to dividends if declared by the Board of Directors out of funds legally available therefore. The Company does not anticipate the declaration or payment of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, the Company's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

STOCK TRANSFER AGENT

The Company's Transfer Agent is Interwest Transfer Co. Inc. of 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117.

SHARES ELIGIBLE FOR FUTURE SALE

The 850,000 shares of common stock issuable upon exercise of the warrants registered in this offering will be freely tradable without restrictions under the Securities Act. No shares held by our "affiliates" (officers, directors or 10% shareholders) are being registered hereunder.

In general, under Rule 144, as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding any sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

ACCOUNTANTS

Our Audited Financial Statements for the period of May 31, 2001 to May 31, 2002 have been included in this prospectus in reliance upon Morgan & Company, as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by our counsel, Thomas A. Braun. 180,000 common shares are registered in the name of Thomas Braun Law Corp. pursuant to a Fee Agreement. These shares were registered under the Securities Act of 1933 under Form S-8 on November 8, 2002.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by the director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether the indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issues.

                             DESCRIPTION OF BUSINESS

Company History
---------------

The Company is involved in the design, development and manufacture of new generation of implantable medical devices that will utilize its advanced biocompatible stent coating and drug-delivery technologies. The Company's business objective is to be a leader in coating technologies and drug-delivery devices for both cardiovascular and non-vascular disorders.

The Company was incorporated as DBS Holdings, Inc. under the laws of the State of Nevada on March 19, 1999. On June 23, 1999, the Company acquired a 19% interest in "investorservice.com", an Internet domain name, paying for this acquisition with $2,500 in cash and by issuing 2,500 restricted shares of its common stock. On September 15, 2000, the Company exercised its option to acquire the remaining 81% interest in investorservice.com for an additional issuance of 10,000 restricted shares of the Company's common stock. Each issuance of common stock was exempt from registration under the Securities Act pursuant to Regulation D thereunder. Subsequently, the Company completed offerings of 10,268,000 shares of common stock to certain investors under the exemption from registration provided by Rule 504 of Regulation D under the Securities Act of 1933 (the "Securities Act").

On April 25, 2000 the Company filed a registration statement on Form 10SB to register its common stock under the Securities Exchange Act of 1934 (the "Exchange Act"), and thereby became a reporting company, and also became eligible for listing its common stock on the Over-the-Counter Bulletin Board (the "OTCBB"). The Company's common stock was qualified and listed for trading on the OTCBB on July 13, 2000.

In March 2001, the Company announced it had concluded negotiations for the acquisition and control of M-I Vascular Innovations, Inc., a stent medical device development company, and in April 2001, the Company signed a Share Exchange and Finance Agreement with M-I Vascular Innovations, Inc. The Company exchanged, on a one for one basis, 58% of the shares outstanding of M-I Vascular for shares in the Company. Pursuant to the terms of the Agreement, the Company completed the share exchange with the remaining shareholders of M-I Vascular on May 31, 2003.

In May 2001, in connection with the Share Exchange Agreement, the Company announced a change of business and control. The Company elected and appointed new officers and directors and began to engage in the business of developing medical stents. On March 5, 2002, following shareholder approval to amend the Company's Articles of Incorporation, the Company changed its name to MIV Therapeutics, Inc. The Company's shares are currently trading under the symbol "MIVT" on the OTCBB.

Product Background
------------------

Coronary stents are used to treat cardiovascular disorder caused by narrowing or blockage of coronary arteries. The Company believes that, in addition to developing manufacturing processes that will produce a quality stent for a lower cost of manufacturing than the competition's, its proprietary stent is a potential platform for the delivery of therapeutic drugs or gene therapies, and thus is researching device coatings and therapeutics concurrently with the development of its stent.

Stents are compressible tubular devices that are mounted on a balloon catheter, inserted into the circulatory system by a team of cardiologists, and directed to the location of a blocked coronary artery. During the angioplasty procedure, which involves unclogging the artery, the balloon is expanded to clear the obstruction, allowing normal blood flow. With this procedure, the stent is deployed and remains in place to reinforce the artery wall. This procedure is the leading alternative to costly and highly invasive open-heart surgery. Stents have eliminated many of the complications that used to accompany simple balloon angioplasty. As much as 80% of heart disease can be treated effectively with stenting.

While the routine angioplasty procedure allows the cardiologist to remove the plaque and deploy the stent, it also damages the inner lining of the vessel. As part of the body's natural repair process, the smooth muscle cells proliferate and accumulate at the arterial tear, causing a narrowing of the lumen (the interior diameter of an artery). This condition, the recurrence of arterial blockage during the vascular healing process, is known as restenosis. The use of stents has demonstrated a significant reduction in the incidence of restenosis, prompting rapid adoption of stenting procedures by cardiologists in the United States and overseas.

The MIVI laser-cut stent is balloon-expandable, has a flexible slotted tube design, and is made of biocompatible 316 LVM stainless steel. The stents are mounted on balloons, and the resulting stent and delivery system are sterilized and packaged as a single unit. The MIVI laser-cut stent (the "MIVI laser-cut stent") and stent delivery system, (together the "MIVI Stent") is designed to do more than a conventional bare stent. It is specifically designed and engineered to be used as a drug and/or therapeutics delivery platform to combat cardiovascular disease, including restenosis.

The Company has entered into a Collaborative Research Agreement with the University of British Columbia on May 23, 2001 to develop an alternative family of coatings for stents, made of hydroxyapatite (HA). Hydroxyapatite ceramics belong to a class of calcium phosphate based materials, which have long been widely used as bone substitutes. The hydroxyapatite coatings, like certain other biodegradable/biocompatible coatings such as polymers or ceramics, may encapsulate drugs, proteins, or DNA to address the problems of local inflammatory response of vascular tissue, and to prevent rapid proliferation of cells in the vicinity of the stent.

The Company entered into a License Agreement with Endovasc Ltd., Inc. in May 2002 whereby the Company was granted an exclusive world-wide license to use or cause to be used certain of Endovasc's Technology (which includes PROstent(TM) and Liprostin(TM)/PROstent(TM) used as a stent coating, catheter coating or other medical device coating) and any improvements in any manner and for any purpose whatsoever and including, without limiting the generality of the foregoing, to in any manner develop, maintain, manufacture, distribute (with the exclusivity of distribution only being limited to the areas of Canada, the United States and Mexico), market, sell, lease and/or license or sub-license all products derived or developed from the above technology and to sell the same to the general public world-wide in perpetuity during the continuance of this Agreement.

The Company also received one million (1,000,000) shares of Endovasc. In return for the License and the equity shares of Endovasc, the Company has agreed to pay an aggregate license fee of $2,200,000 ($342,280 of which has already been paid, the remaining $2,000,000 is to be paid in cash and/or shares of the Company).

On May 23, 2003, the Company announced it chose not to extend the PROstent(TM) License Agreement with Endovasc for economic reasons. The Company felt it would be more economically viable to focus its resources on its proprietary hydroxyapatite stent coating program.

The Company entered into a Joint Venture Agreement with Endovasc Ltd., Inc. in November 2002 to form Stentgenix, a 50/50 Joint Venture Company, Stentgenix, Inc. Stentgenix will focus on developing Endovasc's Angiogenix(TM) in a pharmaceutical coating to stimulate angiogenesis (new blood vessel growth in the patient's heart or limbs) for coronary and peripheral stents. Endovasc will transfer to the joint venture all rights, entitlement and interests in and to any and all coating for any applications, products and medical devices utilizing Endovasc's Angiogenix in addition to any and all resorbable stent and catheter technologies, applications and products developed by Endovasc at any time. MIV Therapeutics, Inc. will contribute $2,500,000 in funding for the joint venture.

Summary of the Company's existing products and future pipeline
--------------------------------------------------------------

MIVT LASER-CUT STENT
The Company has developed a laser-cut stainless-steel coronary stent. The Company intends to manufacture this stent for distribution in selected international markets. This stent will also be utilized as the device platform for the development of the Company's proprietary coated stent products.

MIVT COATED STENT
The Company is developing a proprietary biocompatible coating technology that can be used with coronary stents and other medical devices. The first product will be a thin-film coated stent designed to inhibit restenosis (reblockage of arteries after angioplasty procedures). This coating technology will also serve as a platform for a new generation of drug-delivery devices.

MIVT DRUG-ELUTING STENT
The Company is also developing its proprietary coating technology for use on implanted medical devices to provide accurate local delivery of drugs. This thick drug-eluting coating will be utilized as the basis for the Company's drug delivery products.

MIVT-ENDOVASC JOINT VENTURE

Stentgenix, Inc., the Company's Joint Venture with Endovasc Ltd., Inc. intends to focus on developing Endovasc's Angiogenix(TM)in a pharmaceutical coating to stimulate angiogenesis (new blood vessel growth in the patient's hear or limbs) for coronary and peripheral stents.

Endovasc intends to sub-license its "field of use" license rights for the Angiogenix(TM) drug technology as they apply to stent coatings and license its biodegradable/resorbable stent and catheter technologies to Stentgenix, while the Company intends to contribute its stainless steel stents and provide initial funding to the joint venture.

Angiogenix(TM) is a cardiovascular drug that recruits the body's own stem cells to help grow new heart vessels. The treatment is predicted to relieve chest pain and improve heart function by restoring blood flow to blood-starved areas of the heart that often result from heart attacks and other coronary heart diseases. Angiogenix(TM) is a small molecule derived from the tobacco plant that, when given in low doses, has demonstrated results in stimulating growth of new vessels in four different animal experiments with simulated blood-flow deficiencies, suggesting that it will do the same in human patient's hearts and limbs. The Investigational New Drug application for the Angiogenix(TM) pharmaceutical product for a Phase III clinical trial, is in the process of being submitted to the FDA by Endovasc. However, Angiogenix(TM) is in an early stage of development for use as a stent coating.

Reports to Security Holders
---------------------------

The Company is subject to the reporting and other requirements of the Securities Exchange Act of 1934 and we will furnish to our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding our electronic filings with the SEC. The address of that site is http://www.sec.gov. Other information may be obtained from our Company website, http://www.mivtherapeutics.com.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion contains forward-looking statements that are subject to significant risks and uncertainties and should be read in conjunction with the Company's Condensed Financial Statements and Notes thereto, included elsewhere within this registration statement. There are several important factors that could cause actual results to differ materially from historical results and percentages and results anticipated by the forward-looking statements. The Company has sought to identify the most significant risks to its business, but cannot predict whether or to what extent any of such risks may be realized nor can there be any assurance that the Company has identified all possible risks that might arise. Investors should carefully consider all of such risks before making an investment decision with respect to the Company's stock.

PLAN OF OPERATION

The Company is developing and has acquired a family of medical device technologies that form the basis of its product development programs. The Company's proprietary products are derived from its expertise in minimally invasive implantable devices and from a series of licensed technologies for novel coating and drug delivery technologies.

The Company's core technologies are the basis for the following products that are in various stages of commercial development:

1.  Laser-cut coronary stent - in commercial manufacturing
2. Biocompatible coating for stents and drug delivery applications - in late-stage development
3.  Drug-eluting stent - in preclinical development
4. ANGIOGENIX(TM)- (as a therapeutic coating for stents) - in early stage development(Endovasc is currently preparing an IND application and formulating Angiogenix(TM) for FDA Phase III trials for fields of use not involving stents)

In addition, the Company intends to use its proprietary coating and drug-delivery technologies, along with the biodegradable stent technology, to develop a series of drug-delivery devices that offer the benefits of local, sustained delivery of therapeutic agents from a biodegradable platform. The combination of these features would position MIV Therapeutics as a leader in the rapidly growing drug delivery sector.

Over the next 2-3 years, the Company intends to expand the volume of manufacturing of its existing laser-cut stent through private-label agreements and distribution agreements, targeting markets in countries where a cost-effective coronary stent would be a competitive product. During this same timeframe, the Company intends to complete development and obtain a CE mark for its biocompatible coated stents, which can then be marketed internationally through agreements with major medical device marketing partners. The initial focus will be on coated stents for use in angioplasty procedures, where a biocompatible product is required to prevent the development of restenosis.

In addition, MIVT has established a joint venture with Endovasc to develop a novel biodegradable stent technology that offers the potential for the commercial development of resorbable medical devices for local drug delivery applications as well as an ANGIOGENIX(TM) drug coating for stents. The Company intends to advance this proprietary technology through to commercial development and utilize it as the basis for a range of drug delivery products for both coronary and other applications.

After completing development of these products, MIVT will have successfully transitioned itself from being a manufacturer of coronary stents, into an innovative drug-delivery company with proprietary technologies that can be applied to a wide range of therapeutic applications for the delivery of a variety of pharmaceutical agents.

DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The Company has incurred annual operating losses since its inception in January 1999 related primarily to the research and clinical development of its technologies and products, and general administration costs. During the year ended May 31, 2003, the Company posted a loss of $3.17 million, compared to a loss of $4.74 million for the year ended May 31, 2002.

The working capital deficit decreased from a deficit of $646,178 (May, 2002) to a deficit of $362,024 (May, 2003). The decrease in the working capital deficit is due primarily to decreases in accounts payable and accrued liabilities.

The Company's main focus during the year ended May 31, 2003 has been the continued research and development of new therapeutic technologies and its biocompatible coating for stent and drug delivery systems. During this period of time, the Company initiated the transfer of technology from the University of British Columbia to its company owned premises with focus on the introduction of proper process controls and volume production. This transition was facilitated through the acquisition of sophisticated measuring and processing equipment.

General & Administrative Expenses
---------------------------------

General and administrative expenses increased to $1,762,692 during the year ended May 31, 2003, compared to $1,373,753 for the year ended May 31, 2002. The increase in 2003 is mainly due to increased operations within the Company.


General and administrative expenses comprise of the following:

                                                        2003             2002
                                                    ----------------------------
         Legal                                      $  238,490       $  271,443
         Investor relations                            205,551           32,465
         Management fees                               228,760          163,752
         Consulting                                    744,814          776,728
         Office, rent and sundry                       345,077          129,365
                                                    ----------------------------

                                                    $1,762,692       $1,373,753

Research & Development Expenses
-------------------------------

Research and developmental costs increased during the year ended May 31, 2003 to $682,015 compared to $544,660 for the year ended May 31, 2002. The increase in 2003 resulted primarily from the Company's increase of research and development in its coating technology.

Depreciation Expense
--------------------

Depreciation expenses remained fairly constant at $151,850 during the year ended May 31, 2003 compared to $149,395 for the year ended May 31, 2002.

Liquidity And Capital Resources
-------------------------------

Since inception, the Company has financed its operations from private financing, the exercise of warrants and interest income. The company has suffered recurring losses from operations and has a working capital deficiency of $362,024 (current assets less current liabilities), which raises substantial doubt about its ability to continue as a going concern.

Stock based compensation decreased to $84,745 for the year ended May 31, 2003, from $2,722,965 during the same period in 2002.

Financing
---------

The Company's capital requirements have been and will continue to be significant. As of May 31, 2003, the Company had a working capital deficiency of $362,024.

Cash flow from financing activities increased to $1,398,851 for the year ended May 31, 2003, as compared to $472,700 for the year ended May 31, 2002.

The Company accepted several private placement subscriptions for Units which consisted of one common share and one non-transferable share purchase warrant to purchase an additional share.

Warrants
--------

The following table summarizes information about the warrants issued by the
Company:

                                                       NUMBER OF
                                                      UNDERLYING
                                                        SHARES
                                                     ------------

        Balance, May 31, 2001                          2,560,000

        Issued - private placements                    1,881,666
        Expired                                         (748,333)
                                                     ------------

        Balance, May 31, 2002                          3,693,333

        Issued - private placement                     3,092,688
        Issued - services rendered                     3,550,000
        Issued - share exchange agreement                381,800
                                                     ------------

        Balance, May 31, 2003                         10,717,821
                                                     ============

At May 31, 2003, the Company had outstanding warrants to purchase 10,717,821 shares of the Company's common stock at prices ranging from $0.01 to $2.00 per share. The warrants expire at various dates from June 13, 2003 to October 28, 2012.

During the year ended May 31, 2003, the board of directors approved an extension to the expiry date from April 30, 2003 to April 30, 2004, and a reduction of the exercise price from $1.50 per share to $0.75 per share of 2,560,000 warrants outstanding as at May 31, 2002. On April 16, 2003 the Company exchanged 381,800 warrants of M-I Vascular Innovations, Inc. on a one-for-one basis, extended their expiry date from April 30, 2003 to April 30, 2004 and reduced their exercise price from $1.50 per share to $0.75 per share. Accordingly, the fair value of these warrants of $33,611, as determined by the Black Scholes option pricing model, was recorded as a charge to general and administrative expenses in the consolidated statement of operations.

During the year ended May 31, 2003, the Company issued 3,550,000 warrants to various consultants for services rendered to the Company. These warrants had a fair value of $659,673. Accordingly, the warrants were recorded as a charge to general and administrative expenses in the consolidated statement of operations.

The following table details the warrants issued to Consultants:

CONSULTANTS               ISSUE DATE    SERVICES                                                   # OF WARRANTS
-----------------------------------------------------------------------------------------------------------------
Hanover Capital           25-Jun-02     Corporate Finance and other financial services                100,000
Roan Meyers               23-Aug-02     Corporate Finance and other financial services                500,000
Roan Meyers               22-Oct-02     Corporate Finance and other financial services                500,000
Quanzu Yang               28-Oct-02     Research and Development services                             125,000
Deanmo Liu                28-Oct-02     Research and Development services                             125,000
Dorna Hakimimehr          28-Oct-02     Research and Development services                              70,000
Michal Bursa              28-Oct-02     Research and Development services                              30,000
Tom Troczynski            28-Oct-02     Research and Development services                             500,000
Hanover Capital           22-Dec-02     Corporate Finance and other financial services                200,000
Craig Scott               1-Dec-02      Investment Banking and IR services                            100,000
Craig Scott (1)           30-Jan-03     Investment Banking and IR services                            100,000
National Capital          15-Apr-03     Financial Advisory Services                                 1,200,000
  Investment (1)
-----------------------------------------------------------------------------------------------------------------
Total                                                                                               3,550,000
-----------------------------------------------------------------------------------------------------------------

(1) The Company subsequently cancelled these warrants, see footnote 3 in response to comment #16, above

(2) The Company is cancelling these warrants, see response to comment #10, above.

Stock-based compensation
------------------------

The Company's 2001 incentive stock option plan provides for the grant of incentive stock options for up to 5,000,000 common shares to employees, consultants, officers and directors of the Company. Incentive benefits granted under the plan may be either incentive stock options, non-qualified stock options, stock awards, restricted shares or cash awards. Options are granted for a term not to exceed five years from the date of grant. Stock options granted generally vest over a period of two years.

The Company had the following stock option activity:

                                                                  WEIGHTED
                                                    NUMBER OF     AVERAGE
                                                    OPTIONS       EXERCISE PRICE
                                                    ----------------------------

Balance outstanding, May 31, 2001                     1,687,500   $        0.84

Options granted                                       4,210,000            0.75
Options cancelled                                    (2,322,500)           0.88
                                                    ----------------------------

Balance outstanding, May 31, 2002                     3,575,000            0.68

Options granted                                       1,290,000            0.43
Options cancelled                                      (690,000)           1.07
                                                    ----------------------------

Balance outstanding, May 31, 2003                     4,175,000   $        0.53
                                                    ============================

On May 6, 2003, the Company repriced 800,000 stock options granted during the year ended May 31, 2002, and 40,000 stock options granted during the year ended May 31, 2003 to $0.17 per share from prices ranging from $0.55 to $1.00 per share.

The following table summarizes information about the stock options outstanding at May 31, 2003:

                                                 OPTIONS
OPTIONS OUTSTANDING                              EXERCISABLE
------------------------------------------       -------------
                             WEIGHTED
                             AVERAGE
              NUMBER         REMAINING            NUMBER
EXERCISE      OF             CONTRACTUAL          OF
PRICE         SHARES         LIFE (YEARS)         SHARES
------------------------------------------       -------------

$     0.17      1,140,000        3.18            1,140,000
      0.21        500,000        4.90                  -
      0.50        400,000        3.93              400,000
      0.55        900,000        4.50              900,000
      1.00      1,235,000        2.52            1,235,000
------------------------------------------       -------------

$     0.53      4,175,000        3.76            3,675,000
==========================================       =============

Cash Position
-------------

At May 31, 2003, the Company had cash and cash equivalents of $11,614 compared to a cash position of $4,536 at May 31, 2002. The increase in the Company's cash position is due primarily to the increase in financing activities. The working capital deficiency decreased from a deficiency of $646,178 at May 31, 2002 to a deficiency of $362,024 as at May 31, 2003.

The company intends to raise additional funds through equity financings via private placements, as it may need to raise additional capital to fund operations over the long-term. There can be no guarantee that such funds will be available to the Company.

Accounts Payable
-----------------

Accounts payable decreased 33% in the year ended May 31, 2003 to $448,959 compared to $672,396 at May 31, 2002. This majority of this decrease is attributed to improved operating efficiencies.

Loan Payable

The Company has an outstanding loan of $500,000 which is repayable on December 31, 2005. The loan is payable to International Mercantile Holding Group, Inc. ("IMHG"). An action has been commenced by the Company against IMHG for a declaration that no monies are owed by the Company to IMGH and an accounting for any Endovasc Ltd., Inc. common shares sold by IMGH. For further details, please see page 14 of this SB-2, under Legal Proceedings.

The interest rate on the loan is equal to the London Interbank Offered Rate plus 1%. The loan is secured by 1 million common shares of Endovasc Ltd., Inc.(OTCBB:
EVSC) common shares. Earlier in the year, Endovasc completed a stock split, effectively increasing the number of Endovasc shares held as security to 1.2 million shares. On June 2, 2003, the Company failed to make the interest payment required on the loan. Consequently on June 12, 2003, the loan became in default and the lender became entitled to deal with the Endovasc Ltd. Inc. stock in any manner it chooses in its sole discretion. The agreement requires that in the event of any sale of the collateral, the lender shall account for the number of shares sold. In the event there is collateral remaining after payment of principal and accrued interest, the lender shall return the remaining unsold portion of the collateral to the Company. The Company has not received any notice of default from the lender nor an accounting from the lender for shares sold, if any, subsequent to June 12, 2003. In the event the lender realizes on their collateral, the Company's investment in Endovac Ltd. Inc. will have been disposed of and the proceeds applied against the loan payable.

Cash requirements and need for additional funds
-----------------------------------------------

To date, the Company has invested approximately US$10 million in research and development of its stent products, coatings and operations establishing a quality manufacturing facility and completing laboratory and preclinical testing on its stents. The Company also has developed strong research collaborations with the University of British Columbia for its proprietary stent coatings and has implemented an aggressive in-house product development program.

In order to initiate marketing efforts for its laser-cut stent and commercialize its HAp coating technologies, the Company will require approximately US$5 million in the coming year. These funds could be provided through any combination of the exercise of existing warrants and options and/or through subsequent rounds of financing.

                             DESCRIPTION OF PROPERTY

(a) Real Estate None

(b) Plant and Equipment $312,179

Real Property
-------------

The Company owns no real property. It conducts all of its business from its 17,000 square foot leased facility in Vancouver, Canada. where it conducts its research and development of coronary stents and stent delivery systems and where it has its first laser manufacturing facilities and clean rooms for packaging. These facilities will be capable of producing 25,000 laser cut stents per annum once the system is fully operational. These manufacturing facilities are presently dedicated to production for research and clinical trial purposes, and can be employed for first commercial production at such time, if ever, as the Company successfully acquires certification and registration permitting the sale of the MIVI Stent. The lease on the manufacturing facility extends to October 31, 2005, at a cost of $10,236 per month.

Intellectual Property and Intangibles
-------------------------------------

Patents

The Company has a portfolio of patent applications relating to its proprietary laser-cut stent. In addition, the Company has licensed rights to patents filed by the University of British Columbia on the HAp coating. The following is a summary of the patent filings to date:

MIVT PATENT PORTFOLIO - CORONARY STENTS
The Company has acquired patent rights and filed a number of patent applications in various international jurisdictions for its expandable stent. These patent applications include claims for both the unique geometry of its proprietary stents and various manufacturing processes. In addition, the Company has filed additional patent applications on its "implantable intravascular stent" technology, which protects the laser cut stents.

UBC PATENT PORTFOLIO - HAP COATING TECHNOLOGY
The University of British Columbia has filed patent applications on the novel coating technologies that the Company intends to use for its stent coating and for other medical devices. To date, UBC has filed patents to protect the novel ceramic coating technology and the use of these coatings to encapsulate drugs. Under the license agreement with UBC, the Company has the exclusive, worldwide rights to the technologies covered by these patents, including the rights to manufacture and market products using these technologies.

ENDOVASC PATENT PORTFOLIO - BIODEGRADABLE STENT
Endovasc has filed patents on its biodegradable coating. To date, Endovasc has the following patent issued patents on this technologies:

COMPOSITION AND METHOD FOR MAKING A BIODEGRADABLE DRUG DELIVERY STENT. US Patent No. 5, 980,551
Issued November 9, 1999

This patent covers a stent or vascular graft for supporting a blood vessel or organ lumen that is coated with a biodegradable, resorbable and hemocompatible surface substrate. Biologically active microspheres are embedded in the stent substrate to controllably release the biologically active agent. The patent includes PGE1 in a water-soluble polyethylene glycol mix as one of the active agents.

The Company intends to continue working with its strategic partners to file additional patent applications to protect any new discoveries. In addition, the Company will maintain an aggressive patenting policy related to its internal product development programs to ensure that its technologies and potential future products are protected.

NICOTINE IN THERAPEUTIC ANGIOGENESIS AND VASCULOGENESIS
US Patent No. 6,417,205
Issued  July 9, 2002

The present invention features methods for induction of angiogenesis by administration of nicotine or other nicotine receptor agonist. Induction of angiogenesis by the methods of the invention can be used in therapeutic angiogenesis in, for example, treatment of ischemic syndromes such as coronary or peripheral arterial disease.

Domain Names
------------

The Company holds a 100% interest in the following domain names:

o        mivi.ca
o        mivitherapeutics.com
o        mivitechnologies.com
o        mivitech.com
o        mivtherapeutics.com
o        m-i-v.com

Trademarks
----------

The Company has applications pending in the United States Patent and Trademark Office and in Canada for protection of the trade name MIV Therapeutics.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended May 31, 2003, the Company paid $Nil (2002 - $4,583) in rent to a Company with a common officer. At May 31, 2003, $2,805 (2002 - $2,805) was due to this Company.

During the year ended May 31, 2003, the Company incurred $228,753 (2002 - $163,511) in management and consulting fees from two directors and officers of the Company. The Company's President, CEO and Director, Alan Lindsay, received $146,410 in 2003 and $139,100 in 2002, and the Company's Executive Vice President, CFO, Secretary and Director, Patrick McGowan, received $82,343 in 2003 and $24,411 in 2002. These amounts are reflected in the Summary Compensation Table on page 35 under the heading "Salary".

As at May 31, 2003, an amount of $134,178 (2002 - $161,329) was due to the Chief Executive Officer of the Company, of which $99,500 was secured by the assets of the Company.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) The Company's common stock is listed on the OTCBB under the symbol "MIVT." Prices reported represent prices between dealers, do not include markups, markdowns or commissions and do not necessarily represent actual transactions. The market for the Company's shares has been sporadic and at times very limited.

The following table sets forth high and low bid quotations of the Company's common stock for the fiscal years ended May 31, 2003 and 2002 as follows:

                                        Price Range of
                                        Common Stock
                                        ------------

Quarter Ended                       High              Low
-------------                       ----              ---

August 31, 2001                     2.70             1.35
November 30, 2001                   2.50             0.42
February 28, 2002                   1.15             0.42
May 31, 2002                        1.52             0.53

August 31, 2002                     0.85             0.27
November 30, 2002                   0.90             0.27
February 28, 2003                   0.78             0.30
May 31, 2003                        0.47             0.16

(b) As of May 31, 2003, the Company had approximately 24,277,047 shares issued and outstanding of the common stock. The transfer agent for the Company is Interwest Transfer Company at P.O. Box 17136, Salt Lake City, Utah 84117, U.S.A.

(c) No dividends on outstanding common stock have been paid within the last two fiscal years, and interim periods. The Company does not anticipate or intend upon paying dividends for the foreseeable future.

                             EXECUTIVE COMPENSATION

Section 16(a) of the Securities Exchange Act of 1934, as amended (The "Exchange Act"), requires the Registrant's officers and directors, and persons who own more than 10% of a registered class of the Registrant's equity securities, to file reports of ownership and changes in ownership of equity securities of the Registrant with the Securities and Exchange Commission and NASDAQ. Officers, directors and greater-than 10% shareholders are required by the Securities and Exchange Commission regulation to furnish the Registrant with copies of all
Section 16(a) that they file.

Some of the officers and directors of the Company will not devote more than a portion of their time to the affairs of the Company. There will be occasions when the time requirements of the Company's business conflict with the demands of their other business and investment activities. Such conflict may require that the company attempt to employ additional personnel. There is no assurance that the services of such persons will be available or that they can be obtained upon terms favorable to the Company.

EXECUTIVE COMPENSATION

(a) Cash Compensation.

Compensation paid by the Company for all services provided up to May 31, 2003 to each of its executive officers

SUMMARY COMPENSATION TABLE

                           SUMMARY COMPENSATION TABLE

                       Annual Compensation              Long Term Compensation

(a)                    (b)   (c)     (d)   (e)          (f)         (g)

Name and               Year  Salary  Bonus Other        Restricted  Securities
Principal                    ($)     ($)   Annual       Stock       Underlying/
Position                                   Compensation Awards      Options
                                           ($)          ($)         (#)

Alan P. Lindsay (1)    2003  138,710  -    7,700        -           400,000
President, CEO         2002  133,100  -    -            -           100,000
and Director           2001  110,000  -    -            -           -

Patrick A. McGowan     2003  58,343   -    24,000       -           250,000
CFO, Executive VP      2002  24,411   -    -            -           250,000
Secretary and Director 2001  -        -    -            -           -

Tom Troczynksi (2)     2003  39,567   -    6,368        -           -
Vice President of      2002  -        -    -            -           -
Coatings               2001  -        -    -            -           -

Arc Rajtar             2003  64,166   -    6,898        -           150,000
Vice President of      2002  -        -    -            -           -
Operations (MIVI)      2001  -        -    -            -           -

Nathan Blumberg (3)    2003  -        -    5,975        -           -
Director               2002  -        -    -            -           -
                       2001  -        -    -            -           -

Daniel Savard          2003  -        -    17,022       -           150,000
Director               2002  -        -    -            -           -
                       2001  -        -    -            -           -

(1) Of the $138,710 salary to Alan P. Lindsay, $36,000 has been paid and $102,710 remains accrued salary.

(2) Of the $39,567 salary paid to Tom Troczynski, $19,625 has been paid and $19,492 remains accrued salary.

(3)      Dr. Blumberg resigned from the Board of Directors on June 18, 2003

(a) Except as disclosed above, the Company did not pay any compensation to any director or executive in the fiscal year ended May 31, 2003.

Issue of Shares for Services

During the year ended May 31, 2003, the Company issued an aggregate of 1,789,777 common shares to directors, consultants and employees for consulting services at a value of $540,041. Accordingly, $526,708 was recorded as a charge to general and administrative expense in the consolidated statement of operations, and $13,333 will be charged to operations over the remaining term of the consulting agreement.

OPTION/SAR GRANTS IN LAST FISCAL YEAR
------------------------- ------------------------------ ------------------------ ------------------ ----------------
Name                      Number of Securities           Percent of total         Exercise or Base   Expiration Date
                          Underlying Option/SAR          Option/SAR Granted in    Price
                          Granted (#)                    Fiscal Year              ($/S#)
------------------------- ------------------------------ ------------------------ ------------------ ----------------

------------------------- ------------------------------ ------------------------ ------------------ ----------------
Alan Lindsay                         200,000                      11.9%                 0.21            04/23/08
                                     300,000                                            0.17            04/23/08
------------------------- ------------------------------ ------------------------ ------------------ ----------------
Patrick McGowan                      200,000                      11.9%                 0.21            04/23/08
                                     300,000                                            0.17            04/23/08
------------------------- ------------------------------ ------------------------ ------------------ ----------------
Daniel Savard                        250,000                       5.9%                 0.21            04/23/08
------------------------- ------------------------------ ------------------------ ------------------ ----------------
Arc Rajtar                              -                           -                     -                 -
------------------------- ------------------------------ ------------------------ ------------------ ----------------

AGGREGATED OPTION EXERCISES AND OPTION VALUES

The following table sets forth the aggregate option exercises since June 1, 2001 by each of the executives of the Company named in the Summary Compensation Table and the number of securities underlying unexercised options held by those executives as of August 6, 2003.

---------------------------- --------------------------- -------------------------- ---------------------------------
Name                         Shares Acquired on          Value Realized             Number of Securities Underlying
                             Exercise (#)                                           Options
                                                                                    Exercisable/Unexercisable
---------------------------- --------------------------- -------------------------- ---------------------------------

---------------------------- --------------------------- -------------------------- ---------------------------------
Alan Lindsay                            n/a                         n/a                         500,000
---------------------------- --------------------------- -------------------------- ---------------------------------
Patrick McGowan                         n/a                         n/a                         500,000
---------------------------- --------------------------- -------------------------- ---------------------------------
Tom Troczynski                          n/a                         n/a                           n/a
---------------------------- --------------------------- -------------------------- ---------------------------------
Arc Rajtar                              n/a                         n/a                           n/a
---------------------------- --------------------------- -------------------------- ---------------------------------
Nathan Blumberg                         n/a                         n/a                           n/a
---------------------------- --------------------------- -------------------------- ---------------------------------
Daniel Savard                           n/a                         n/a                         250,000
---------------------------- --------------------------- -------------------------- ---------------------------------

                              FINANCIAL STATEMENTS

The response to this Item is included as a separate Exhibit to this report. Please see pages F-1 through F-31.

          CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

In connection with the audits of the most recent fiscal years and any interim period preceding resignation, no disagreements exist with any former accountant on any matter of accounting principles or procedure, which disagreements if not resolved to the satisfaction of the former accountant would have caused them to make reference in connection with their report to the subject matter of the disagreement(s).

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.7502 of the Nevada general corporation law provides as follows:

(1) A Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement conviction or upon a plea of nolo contendre or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada general corporation law also provides as follows:

(1) Any discretionary indemnification under NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

         (a)      By the stockholders;

         (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

         (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

         (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

(2) The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

(3) The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

         (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS
                  78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

         (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 78.752 of the Nevada general corporation statutes also provides as follows:

(1) A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

(2) The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

         (a) The creation of a trust fund.

         (b) The establishment of a program of self-insurance.

         (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

         (d) The establishment of a letter of credit, guaranty or surety. No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

(3) Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

(4)      In the absence of fraud:

         (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

         (b)      the insurance or other financial arrangement:

                  (i) is not void or voidable; and

                  (ii) does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

(5) A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS.

The Company's articles of incorporation also provide as follows:

No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (1) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (2) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

The Company's bylaws provide as follows with respect to indemnification and insurance:

The Corporation shall indemnify any and all of its directors and officers, and its former directors and officers, or any person who may have served at the corporation's request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) of officer(s) of the corporation, or of such other corporation, except, in relation to matters as to which any such director or officer or former director of officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under By-Law, agreement, vote of the shareholders or otherwise.

The Company has not currently made any arrangements regarding insurance but may do so in the future.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES OCCURRING PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OF 1933 MAY BE PERMITTED AS TO DIRECTORS, OFFICERS, OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND, THEREFORE, IS UNENFORCEABLE.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Company's estimated expenses in connection with the issuance and distribution of the securities being registered are estimated to be as follows

Securities and Exchange Commission filing fee                       $     74.52
Legal fees and expenses                                             $  5,000.00
Total                                                               $  5,074.52

                     RECENT SALES OF UNREGISTERED SECURITIES

The following sales of unregistered securities were issued within the past three years without registering the securities under the Securities Act. The shares were issued pursuant to prospectus exemptions contained in Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation S:

Private Placements
------------------

On June 30, 2000, the company issued 352,800 units at a price of $1.00 per unit for net proceeds of $320,700. Each unit consists of one common share and one share purchase warrant. Of the total consideration, $249,782 ($0.71 per share) was allocated to the common shares, and $103,018 ($0.29 per warrant) was allocated to the warrants. The share issuance costs for this issuance were $42,012. Of this amount, $32,100 was paid in cash and $9,912 was paid by the issuance of 14,000 common shares. The warrants expire on April 30, 2002. Each warrant entitles the holder to purchase one share of common stock of the company for $1.25 until April 30, 2001, thereafter at $1.50 until April 30, 2002.

On August 16, 2000, the company issued 1,768,000 units at a price of $1.00 per unit for net proceeds of $1,341,400. Each unit consists of one common share and one share purchase warrant. Of these units, 269,800 were issued pursuant to subscriptions received March 20, 2000. Accordingly, the common shares and warrants have been recorded based on their relative fair values on that date. The proceeds received for this subscription were $269,800. Of this amount, $185,083 ($0.69 per share) has been allocated to the common shares, and $84,717 ($0.31 per warrant) has been allocated to the warrants. The share issuance costs for this transaction were $20,000, paid in cash. The proceeds received for the remaining 1,498,200 units in this private placement were $1,498,200. Of this amount, $1,060,726 ($0.71 per share) was allocated to the common shares, and $437,474 ($0.29 per warrant) was allocated to the warrants. The share issuance costs for this issuance were $322,500. Of this amount $156,800 was paid in cash, $53,100 by the future issuance of 75,000 common shares, and $112,600 by the issuance of 200,000 common stock options. The warrants expire on April 30, 2002. Each warrant entitles the holder to purchase one share of common stock of the company for $1.25 until April 30, 2001, thereafter at $1.50 until April 30, 2002.

On February 9, 2001, the company received $64,250 as a subscription for 85,667 units. The units consist of one common share and one share purchase warrant. Of the total consideration, $48,830 ($0.57 per share) was allocated to common shares, and $15,420 ($0.18 per warrant) was allocated to the warrants. Share issuance costs of $6,425, paid in cash, have been allocated against the proceeds of the subscription.

On July 17, 2001, the Company issued 713,333 units at a price of $1.50 per unit. Each unit consists of one common share and one share purchase warrant. Of the total consideration, $1,015,823 ($1.42 per share) was allocated to the common shares, and $54,117 ($0.08 per warrant) was allocated to the share purchase warrants. There were no share issuance costs with respect to this issuance. The warrants expired on November 30, 2001.

On August 24, 2001, the Company issued 35,000 units at a price of $1.50 per unit for net proceeds of $52,500. Each unit consists of one common share and one share purchase warrant. Of the total consideration, $51,809 ($1.48 per share) was allocated to the common shares, and $691 ($0.02 per warrant) was allocated to the share purchase warrants. There were no share issuance costs with respect to this issuance.

On August 27, 2002, the Company issued 1,063,650 units at a price of $0.40 per unit for net proceeds of $423,482. Each unit consists of one common share and one share purchase warrant. The warrants expire on August 27, 2003. There were no share issuance costs with respect to this issuance.

On September 27, 2002, the Company issued 979,038 units at a price of $0.40 per unit for net proceeds of $391,608. Each unit consists of one common share and one share purchase warrant. The warrants expire on September 27, 2003. There were no share issuance costs with respect to this issuance.

On December 13, 2002, the Company issued 593,750 units at a price of $0.40 per unit for net proceeds of $237,500. Each unit consists of one common share and one share purchase warrant. The warrants expire on December 13, 2003. There were no share issuance costs with respect to this issuance.

On January 31, 2003, the Company issued 25,000 units at a price of $0.40 per unit for net proceeds of $10,000.00. Each unit consists of one common share and one share purchase warrant. The warrants expire on January 31, 2004. There were no share issuance costs with respect to this issuance.

On May 9, 2003, the Company issued 100,000 units at a price of $0.20 per unit for net proceeds of $20,000.00. Each unit consists of one common share and one share purchase warrant. The warrants expire on May 9, 2004. There were no share issuance costs with respect to this issuance.

On May 15, 2003, the Company issued 31,250 units at a price of $0.20 per unit for net proceeds of $6,250.00. Each unit consists of one common share and one share purchase warrant. The warrants expire on May 15, 2004. There were no share issuance costs with respect to this issuance.

On May 27, 2003, the Company issued 1,981,788 common shares to shareholders of its subsidiary, M-I Vascular Innovations, Inc. pursuant to completion of a Share Exchange Agreement entered into in early 2001. The shares were issued pursuant to prospectus exemptions contained in Section 4(2) of the Securities Act of 1933.

On May 30, 2003, the Company issued 300,000 units at a price of $0.20 per unit for net proceeds of $60,000.00. Each unit consists of one common share and one share purchase warrant. The warrants expire on May 30, 2004. There were no share issuance costs with respect to this issuance.

On June 12, 2003, the Company issued 1,398,411 shares under a share exchange agreement. The Company exchanged, on a one for one basis, shares of the Company for shares in the Company's subsidiary, MI Vascular Innovations, Inc. The shares were issued pursuant to prospectus exemptions contained in Section 4(2) of the Securities Act of 1933.

On June 26, 2003, the Company issued 657,592 units. 572,592 units were issued at a price of $0.20 per unit and 85,000 units were issued at a price of $0.25 per unit. Each unit consisted of one common share and one share purchase warrant with price of $0.75 and an expiry date of June 26, 2003. There were no share issuance costs with respect to this issuance.

Issue of Shares for Services
----------------------------

On June 12, 2001, the Company entered into a financial consulting services agreement with several consultants whereby these consultants were issued 75,000 common shares, with a fair value of $165,000, to provide advice on matters including strategic alliances, business development and general business consulting. These shares were issued upon execution of the agreement and recorded as a charge to general and administrative expense in the consolidated statement of operations.

On July 17, 2001, the Company issued 113,334 common shares for finder's fees related to the related party loan. These shares had a fair value of $236,868.

On April 17, 2003, the Company issued 65,217 common shares to a consultant for value of $15,000 in bona fide services rendered to the Company by the consultant to provide business developing and general business consulting services.

On July 14, 2003, the Company issued 100,000 common shares pursuant to a settlement agreement. The shares were issued pursuant to prospectus exemptions contained in Section 4(2) of the Securities Act of 1933.

                                    EXHIBITS

Exhibit Number             Exhibit Description
--------------             -------------------

3.1 (1)                    Articles of Incorporation as filed with the Nevada
                               Secretary of State
3.2 (1)                    Bylaws
5                          Legal Opinion
10.1 (3)                   National Capital Consulting Agreement
10.2 (2)                   Craig Scott and Karen Ard Consulting Agreement
10.3                       Russ Courtnall Consulting Agreement
10.4 (3)                   Roan Meyers Associates, LP Agreement Letter
23.1                       Consent of Legal Expert
23.2                       Consent of Auditor
99.1 (3)                   Press Release dated May 23, 2003:  MIVT Cancels
                           Prostent License Agreement

(1) previously filed as exhibits to the Company's Form 10SB12G filed April 25, 2000
(2) previously filed as an exhibit to the Company's Form 10QSB filed January 14, 2003
(3) previously filed as an exhibit to the Company's Form SB-2 filed August 12, 2003

                                  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

         o to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         o reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; o include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5. In the event that a claim for indemnification against the liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by the director, officer or controlling person in connection with the securities being registered by this registration statement, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

6. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

7. For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on the 24th day of November, 2003.

MIV THERAPEUTICS, INC.

By: /S/ Alan Lindsay
  ----------------------------------
  Alan Lindsay
  President

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES                             TITLE                               DATE
----------                             -----                               ----
/s/ Alan Lindsay                       Chairman, President, CEO            November 24, 2003
-----------------------
Alan P. Lindsay

/s/ Patrick McGowan                    Executive Vice President, CFO,      November 24, 2003
-----------------------                Secretary, Director
Patrick A. McGowan

/s/ Tom Troczynski                     Vice President, Coatings            November 24, 2003
-----------------------
Dr. Tom Troczynski

/s/ Arc Rajtar                         Vice President, Operations (MIVI    November 24, 2003
-----------------------                Technologies, Inc.)
Arc Rajtar

/s/ Daniel Savard                      Director                            November 24, 2003
-----------------------
Dr. Daniel Savard

                                       39


                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of MIV Therapeutics Inc.
(A Development Stage Company)

We have audited the consolidated balance sheet of MIV Therapeutics Inc. (a development stage company) as at May 31, 2003 and 2002, and the related consolidated statements of operations, cash flows, and stockholders' equity for each of the two years in the period ended May 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of MIV Therapeutics Inc. as of May 31, 2003 and 2002, and the results of their operations for each of the two years in the period ended May 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that MIV Therapeutics Inc. will continue as a going concern. As discussed in
Note 2 to the consolidated financial statements, MIV Therapeutics Inc. has suffered losses from operations and has a working capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada                                             "Morgan & Company"

July 29, 2003                                              Chartered Accountants

Tel: (604) 687-5841                                P.O. Box 10007 Pacific Centre
Fax: (604) 687-0075                         Suite 1488 - 700 West Georgia Street
www.morgan-cas.com                                       Vancouver, B.C. V7Y 1A1
                           [ACPA Membership Logo Here]

                                   MIV THERAPEUTICS INC.
                               (A DEVELOPMENT STAGE COMPANY)

                                CONSOLIDATED BALANCE SHEETS
                                 (STATED IN U.S. DOLLARS)

-----------------------------------------------------------------------------------------------
                                                                             MAY 31
                                                                      2003             2002
-----------------------------------------------------------------------------------------------
ASSETS
CURRENT
     Cash and cash equivalents                                    $     11,614    $      4,536
     Prepaid expenses and deposits                                      46,819          21,933
     Other receivable                                                  165,485         163,883
                                                                  -----------------------------
                                                                       223,918         190,352
INVESTMENT, at cost (Note 6)                                            50,000          50,000
LICENSE (Note 10)                                                           --         150,000
PLANT AND EQUIPMENT, net (Note 4)                                      312,179         428,098
                                                                  -----------------------------

                                                                  $    586,097    $    818,450
===============================================================================================

LIABILITIES
CURRENT
     Accounts payable                                             $    448,959         672,396
     Due to related parties (Note 9)                                   136,983         164,134
                                                                  -----------------------------
                                                                       585,942         836,530
LOAN PAYABLE (Note 7)                                                  500,000              --
                                                                  -----------------------------
                                                                     1,085,942         836,530
                                                                  -----------------------------

STOCKHOLDERS' DEFICIENCY

CAPITAL STOCK (Note 8)
     Authorized:
         80,000,000 common shares with a par value of $0.001
         20,000,000 preferred shares with a par value of $0.001
     Issued and outstanding:
         24,577,047 common shares at May 31, 2003 and
         16,665,500 common shares at May 31, 2002                       24,577          16,665

ADDITIONAL PAID-IN CAPITAL                                           9,403,308       6,862,237
WARRANTS                                                             2,093,760       1,095,495
DEFERRED COMPENSATION                                                  (48,649)        (84,745)
COMMON STOCK ISSUABLE                                                   31,244         256,066
DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE                   (11,952,336)     (8,136,883)
ACCUMULATED OTHER COMPREHENSIVE INCOME                                 (51,749)        (26,915)
                                                                  -----------------------------
                                                                      (499,845)
(18,080)
                                                                  -----------------------------

                                                                  $    586,097    $    818,450
===============================================================================================

Approved by the Directors:

--------------------------------------                   --------------------------------------
Director                                                 Director

                                            F-2

                                   MIV THERAPEUTICS INC.
                               (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (STATED IN U.S. DOLLARS)

--------------------------------------------------------------------------------------------
                                                                                 PERIOD FROM
                                                                               INCORPORATION
                                                                                 JANUARY 20
                                                       YEARS ENDED                1999 TO
                                                          MAY 31                   MAY 31
                                                   2003            2002             2003
--------------------------------------------------------------------------------------------

EXPENSES
     General and administrative
       (Note 13)                               $  1,762,692    $  1,373,753    $  5,493,176
     Stock based compensation                        84,745       2,722,965       3,426,665
     Research and development                       682,015         544,660       2,689,536
     Depreciation                                   151,850         149,395         431,506
     Interest expense                                22,603           3,204         875,807
     Licenses acquired charged to operations        479,780              --         479,780
                                               ---------------------------------------------

LOSS FROM OPERATIONS                              3,183,685       4,793,977      13,396,470

LOSS (GAIN) ON FOREIGN EXCHANGE                      (9,576)        (54,464)         11,120
INTEREST INCOME                                          --          (4,436)        (49,767)
                                               ---------------------------------------------

LOSS FOR THE YEAR BEFORE MINORITY INTEREST        3,174,110       4,735,077      13,357,824
LESS:  MINORITY INTEREST SHARE OF LOSS                 (699)       (805,611)     (1,663,794)
                                               ---------------------------------------------

NET LOSS FOR THE YEAR                          $  3,173,411    $  3,929,466    $ 11,694,030
============================================================================================

BASIC AND DILUTED LOSS PER SHARE               $      (0.17)   $      (0.24)
============================================================================

BASIC AND DILUTED WEIGHTED AVERAGE
  NUMBER OF COMMON SHARES
  OUTSTANDING
                                                 19,198,962      16,382,135
============================================================================

                                            F-3

                                        MIV THERAPEUTICS INC.
                                    (A DEVELOPMENT STAGE COMPANY)

                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                      (STATED IN U.S. DOLLARS)

                                                                                           PERIOD FROM
                                                                                          INCORPORATION
                                                                                           JANUARY 20
                                                                  YEARS ENDED               1999 TO
                                                                    MAY 31                   MAY 31
                                                              2003           2002             2003
                                                         ----------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss for the year                               $ (3,174,110)   $ (4,735,077)   $(13,357,824)
     Adjustments to reconcile loss to net cash used in
       operating activities
         Stock based compensation                              84,745       2,722,965       3,703,649
         Stock issued for other than cash                   1,595,597         401,868       1,746,408
         Interest expense on related party loan                    --              --         850,000
         Depreciation                                         151,850         149,395         431,506
         Leasehold improvements written down                       --              --          13,300
         Intangible assets impairment                         150,000              --         150,000
     Changes in non-cash working capital items:
         Other receivable                                      (1,602)       (148,963)       (165,641)
         Prepaid expenses and deposits                        (24,885)         19,852         (47,498)
         Accounts payable                                    (112,603)        148,757         473,576
                                                         ----------------------------------------------
                                                           (1,331,008)     (1,441,203)     (6,202,524)
                                                         ----------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Issuance of common stock and warrants for
       cash, less share issuance costs                        894,758          52,500       4,550,901
     Due to related parties                                   (27,151)        164,134         986,983
     Cash acquired in reverse acquisition                          --              --          13,824
     Subscriptions received                                    31,244         256,066       1,357,310
     Common stock redemption                                       --              --        (120,000)
     Loan payable                                             500,000              --         500,000
                                                         ----------------------------------------------
                                                            1,398,851         472,700       7,289,018
                                                         ----------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Acquisition of license                                        --        (200,000)       (200,000)
     Purchases of plant and equipment                         (35,931)        (14,385)       (761,903)
                                                         ----------------------------------------------
                                                              (35,931)       (214,385)       (961,903)
                                                         ----------------------------------------------

FOREIGN EXCHANGE EFFECT ON CASH                               (24,834)        (54,908)       (112,977)
                                                         ----------------------------------------------

NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS
                                                                7,078      (1,237,796)         11,614

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                    4,536       1,242,332              --
                                                         ----------------------------------------------

CASH AND CASH EQUIVALENTS, END OF YEAR                   $     11,614    $      4,536    $     11,614
======================================================================================================

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
  AND FINANCING ACTIVITIES
     Accounts payable in settlement of agreement
       (Note 8(c))                                       $    110,835    $         --
     Related party loan                                            --         850,000
     Subscriptions received (Note 8(f))                      (256,066)     (1,070,000)
======================================================================================

                                                 F-4

                                                 MIV THERAPEUTICS INC.
                                              (A DEVELOPMENT STAGE COMPANY)

                                     CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

                                                      MAY 31, 2003
                                                (STATED IN U.S. DOLLARS)

                                             COMMON STOCK                              OTHER CAPITAL ACCOUNTS
                                    ---------------------------------------------------------------------------------------------
                                       Number                         Additional                                       Common
                                         Of              Par           Paid-In                        Deferred          Stock
                                       Shares           Value          Capital         Warrants     Compensation       Issuable
                                    ---------------------------------------------------------------------------------------------

Balance, January 20, 1999                     --    $         --    $         --    $         --    $         --    $         --

Issuance of common stock
     For cash                         12,217,140          12,217         920,826              --              --              --
Common shares issuable pursuant
  to anti-dilution provision                  --              --              --              --              --          45,676
Comprehensive income (loss)
     Loss for the period                      --              --              --              --              --              --
                                    ---------------------------------------------------------------------------------------------
Balance, May 31, 1999                 12,217,140          12,217         920,826              --              --          45,676

Issuance of common stock
     For cash                            828,350             828         435,598         257,794              --              --
     For services                        420,000             420         287,700              --              --              --
     For settlement of agreement          99,500             100          68,157              --              --              --
Common shares issuable pursuant
  to anti-dilution provision                  --              --              --              --              --         210,487
Subscriptions received                        --              --              --              --              --         249,800
Stock options granted                         --              --          54,600              --         (54,600)             --
Amortization of stock based
  compensation                                --              --              --              --          23,780              --
Comprehensive income (loss)
     Loss for the year                        --              --              --              --              --              --
     Foreign currency
       translation adjustment                 --              --              --              --              --              --
                                    ---------------------------------------------------------------------------------------------

Balance, May 31, 2000                 13,564,990          13,565       1,766,881         257,794         (30,820)        505,963

                                                                                                                     (CONTINUED)

                                    Accumulated       Deficit
                                       Other        Accumulated
                                   Comprehensive    During The        Total
                                      Income        Development    Stockholders'
                                      (Loss)           Stage          Equity
                                   ---------------------------------------------

Balance, January 20, 1999          $         --    $         --    $         --

Issuance of common stock
     For cash                                --              --         933,043
Common shares issuable pursuant
  to anti-dilution provision                 --              --          45,676
Comprehensive income (loss)
     Loss for the period                     --        (179,544)       (179,544)
                                   ---------------------------------------------
Balance, May 31, 1999                        --        (179,544)        799,175

Issuance of common stock
     For cash                                --              --         694,220
     For services                            --              --         288,120
     For settlement of agreement             --              --          68,257
Common shares issuable pursuant
  to anti-dilution provision                 --              --         210,487
Subscriptions received                       --              --         249,800
Stock options granted                        --              --              --
Amortization of stock based
  compensation                               --              --          23,780
Comprehensive income (loss)
     Loss for the year                       --      (1,602,492)     (1,602,492)
     Foreign currency
       translation adjustment              (731)             --            (731)
                                   ---------------------------------------------

Balance, May 31, 2000                      (731)     (1,782,036)        730,616

                                                  MIV THERAPEUTICS INC.
                                              (A DEVELOPMENT STAGE COMPANY)

                               CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (CONTINUED)

                                                      MAY 31, 2003
                                                (STATED IN U.S. DOLLARS)

                                             COMMON STOCK                              OTHER CAPITAL ACCOUNTS
                                    ---------------------------------------------------------------------------------------------
                                       Number                         Additional                                       Common
                                         Of              Par           Paid-In                        Deferred          Stock
                                       Shares           Value          Capital         Warrants     Compensation       Issuable
                                    ---------------------------------------------------------------------------------------------

Balance, May 31, 2000                 13,564,990    $     13,565    $  1,766,881    $    257,794    $    (30,820)   $    505,963
Issuance of common stock
     For cash                          1,865,000           1,865       1,119,743         540,492              --              --
     For settlement of agreement          62,000              62          42,470              --              --              --
     For conversion of
       subscriptions receivable          269,800             270         164,813          84,717              --        (249,800)
Common shares issuable                        --              --              --              --              --          53,100
Subscriptions received                        --              --              --              --              --          57,825
Stock options granted                         --              --         112,600              --              --              --
Common shares issuable pursuant
  to anti-dilution provision                  --              --              --              --              --          25,147
Amortization of stock based
  compensation                                --              --              --              --          20,183              --
Beneficial conversion on related
  party loan                                  --              --         850,000              --              --              --
Comprehensive income (loss)
     Loss for the year                        --              --              --              --              --              --
     Foreign currency
       translation adjustment                 --              --              --              --              --              --
                                    ---------------------------------------------------------------------------------------------
Balance prior to recapitalization
                                      15,761,790          15,762       4,056,507         883,003         (10,637)        392,235
Minority interest of M-I
  Vascular Innovations, Inc.
  (Note 1(b))                         (6,751,790)         (6,752)     (1,792,374)       (113,776)             --        (392,235)
                                    ---------------------------------------------------------------------------------------------
Total relating to final M-I
  Vascular Innovations, Inc.
  May 15, 2001                         9,010,000           9,010       2,264,133         769,227         (10,637)             --
DBS Holdings, Inc. (MIV
  Therapeutics, Inc.)
  shareholders at May 15, 2001        11,085,500          11,086         150,104              --              --              --
Share redemption pursuant to
  share exchange and finance
  agreement                           (5,500,000)         (5,500)       (150,104)             --              --              --
Subscriptions received                        --              --              --              --              --       1,070,000
                                    ---------------------------------------------------------------------------------------------

Balance, May 31, 2001                 14,595,500          14,596       2,264,133         769,227         (10,637)      1,070,000

                                                                                                                      (CONTINUED)

                                    Accumulated       Deficit
                                       Other        Accumulated
                                   Comprehensive    During The        Total
                                      Income        Development    Stockholders'
                                      (Loss)           Stage          Equity
                                   ---------------------------------------------

Balance, May 31, 2000              $       (731)   $ (1,782,036)   $    730,616
Issuance of common stock
     For cash                                --              --       1,662,100
     For settlement of agreement             --              --          42,532
     For conversion of
       subscriptions receivable              --              --              --
Common shares issuable                       --              --          53,100
Subscriptions received                       --              --          57,825
Stock options granted                        --              --         112,600
Common shares issuable pursuant
  to anti-dilution provision                 --              --          25,147
Amortization of stock based
  compensation                               --              --          20,183
Beneficial conversion on related
  party loan                                 --              --         850,000
Comprehensive income (loss)
     Loss for the year                       --      (3,911,601)     (3,911,601)
     Foreign currency
       translation adjustment            30,027              --          30,027
                                   ---------------------------------------------
Balance prior to recapitalization
                                         29,296      (5,693,637)       (327,471)
Minority interest of M-I
  Vascular Innovations, Inc.
  (Note 1(b))                                --       1,744,526        (560,611)
                                   ---------------------------------------------
Total relating to final M-I
  Vascular Innovations, Inc.
  May 15, 2001                           29,296      (3,949,111)       (888,082)
DBS Holdings, Inc. (MIV
  Therapeutics, Inc.)
  shareholders at May 15, 2001               --        (193,910)        (32,720)
Share redemption pursuant to
  share exchange and finance
  agreement                                  --         (64,396)       (220,000)
Subscriptions received                       --              --       1,070,000
                                   ---------------------------------------------

Balance, May 31, 2001                    29,296      (4,207,417)        (70,802)

                                                  MIV THERAPEUTICS INC.
                                              (A DEVELOPMENT STAGE COMPANY)

                               CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (CONTINUED)

                                                      MAY 31, 2003
                                                (STATED IN U.S. DOLLARS)

                                             COMMON STOCK                              OTHER CAPITAL ACCOUNTS
                                    ---------------------------------------------------------------------------------------------
                                       Number                         Additional                                       Common
                                         Of              Par           Paid-In                        Deferred          Stock
                                       Shares           Value          Capital         Warrants     Compensation       Issuable
                                    ---------------------------------------------------------------------------------------------
Balance, May 31, 2001                 14,595,500    $     14,596    $  2,264,133    $    769,227    $    (10,637)   $  1,070,000

Issuance of common stock
     For subscription received           713,333             713       1,015,110          54,177              --      (1,070,000)
     For cash                             35,000              35          51,774             691              --              --
     For settlement of related
       party loan                      1,133,333           1,133         522,599         326,268              --              --
     For finders' fees                   113,334             113         236,755              --              --              --
     For services rendered                75,000              75         164,925              --              --              --
Stock option grants                           --              --       2,552,073              --        (322,439)             --
Expiration of warrants                        --              --          54,868         (54,868)             --              --
Amortization of stock based
  compensation                                --              --              --              --         248,331              --
Subscriptions received                        --              --              --              --              --         256,066
Comprehensive income (loss)
     Loss for the year                        --              --              --              --              --              --
     Foreign currency
       translation adjustment                 --              --              --              --              --              --
                                    ---------------------------------------------------------------------------------------------

Balance, May 31, 2002                 16,665,500          16,665       6,862,237       1,095,495         (84,745)        256,066

                                                                                                                      (CONTINUED)

                                    Accumulated       Deficit
                                       Other        Accumulated
                                   Comprehensive    During The        Total
                                      Income        Development    Stockholders'
                                      (Loss)           Stage          Equity
                                   ---------------------------------------------
Balance, May 31, 2001              $     29,296    $ (4,207,417)   $    (70,802)

Issuance of common stock
     For subscription received               --              --              --
     For cash                                --              --          52,500
     For settlement of related
       party loan                            --              --         850,000
     For finders' fees                       --              --         236,868
     For services rendered                   --              --         165,000
Stock option grants                          --              --       2,229,634
Expiration of warrants                       --              --              --
Amortization of stock based
  compensation                               --              --         248,331
Subscriptions received                       --              --         256,066
Comprehensive income (loss)
     Loss for the year                       --      (3,929,466)     (3,929,466)
     Foreign currency
       translation adjustment           (56,211)             --         (56,211)
                                   ---------------------------------------------

Balance, May 31, 2002                   (26,915)     (8,136,883)        (18,080)


                                                  MIV THERAPEUTICS INC.
                                              (A DEVELOPMENT STAGE COMPANY)

                               CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (CONTINUED)

                                                      MAY 31, 2003
                                                (STATED IN U.S. DOLLARS)

                                             COMMON STOCK                              OTHER CAPITAL ACCOUNTS
                                    ---------------------------------------------------------------------------------------------
                                       Number                         Additional                                       Common
                                         Of              Par           Paid-In                        Deferred          Stock
                                       Shares           Value          Capital         Warrants     Compensation       Issuable
                                    ---------------------------------------------------------------------------------------------

Balance, May 31, 2002                 16,665,500    $     16,665    $  6,862,237    $  1,095,495    $    (84,745)   $    256,066

Issuance of common stock
     For cash (Note 8(a))              2,452,523           2,453         649,251         243,054              --              --
     For services rendered
       (Note 8(b))                     1,789,777           1,790         538,251              --         (13,333)             --
     For license fee (Note 10(b))        750,000             750         186,750          61,927              --              --
     For subscriptions received
       (Note 8(f))                       640,165             640         193,499              --              --        (256,066)
     For settlement of debt
       (Note 8I)                         235,294             235         110,600              --              --              --
     In exchange of MI shares
       (Note 1)                        2,043,788           2,044         639,299              --              --              --
Stock option granted (Note 8(e))              --              --         257,032              --          (5,975)             --
Subscriptions received
  (Note 8(f))                                 --              --              --              --              --          31,244
Warrants issued for services
  (Note 8(d))                                 --              --              --         659,673         (29,341)             --
M-I warrants exchanged
  (Note 8(d))                                 --              --         (33,611)         33,611              --              --
Amortization of stock based
 compensation                                 --              --              --              --          84,745              --
Foreign currency translation
 adjustment                                   --              --              --              --              --              --
Loss for the period                           --              --              --              --              --              --
                                    ---------------------------------------------------------------------------------------------

Balance, May 31, 2003                 24,577,047    $     24,577    $  9,403,308    $  2,093,760    $    (48,649)   $     31,244
                                    =============================================================================================
                                                                                                                      (CONTINUED)

                                    Accumulated       Deficit
                                       Other        Accumulated
                                   Comprehensive    During The        Total
                                      Income        Development    Stockholders'
                                      (Loss)           Stage          Equity
                                   ---------------------------------------------

Balance, May 31, 2002              $    (26,915)   $ (8,136,883)   $    (18,080)

Issuance of common stock
     For cash (Note 8(a))                    --              --         894,758
     For services rendered
       (Note 8(b))                           --              --         526,708
     For license fee (Note 10(b))            --              --         187,500
     For subscriptions received
       (Note 8(f))                           --              --              --
     For settlement of debt
       (Note 8I)                             --              --         110,835
     In exchange of MI shares
       (Note 1)                              --        (642,042)           (699)
Stock option granted (Note 8(e))             --              --         251,057
Subscriptions received
  (Note 8(f))                                --              --          31,244
Warrants issued for services
  (Note 8(d))                                --              --         630,332
M-I warrants exchanged
  (Note 8(d))                                --              --              --
Amortization of stock based
 compensation                                --              --          84,745
Foreign currency translation
 adjustment                             (24,834)             --         (24,834)
Loss for the period                          --      (3,173,411)     (3,173,411)
                                   ---------------------------------------------

Balance, May 31, 2003              $    (51,749)   $(11,952,336)   $   (499,845)
                                   =============================================

                              MIV THERAPEUTICS INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              MAY 31, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)

1.       ORGANIZATION AND BUSINESS OF THE COMPANY

         MIV Therapeutics Inc. (the "Company") is a development stage company involved in the design, manufacture and development of a new generation of implantable medical devices that will utilize its advanced biocompatible stent coating and drug-delivery technologies.

         Recapitalization

         On April 25, 2001, the Company executed a Share Exchange and Finance Agreement ("Agreement") with M-I Vascular Innovations, Inc. ("M-I") which is a development stage company incorporated in Delaware. The main business of the company prior to April 25, 2001 was its InvestorService.com website. This business ceased operations as of April 25, 2001 and, at the time of the Agreement, the Company was a non-operating public company.

         The Agreement closed effective as of May 15, 2001. As a consequence, control of the Company shifted from the shareholders of the Company to the founders of M-I. The change of control resulted from the combined effect of (i) a redemption of 5,500,000 of the common shares of the Company, and (ii) the issuance of 9,010,000 common shares by the Company in a one-for-one exchange for the shares of M-I held by its shareholders. As a result, the former shareholders of M-I obtained a majority interest in the Company.

         As the Company was a non-operating public company, the share exchange has been accounted for as a recapitalization of M-I and an issuance of shares by M-I to the shareholders of the Company. On May 15, 2001, the Company had total assets of $13,824 and total liabilities of $46,544. As the total liabilities exceeded total assets by $32,720, the excess of liabilities over assets over the par value of the stock related to the Company's shareholders was charged to deficit as if a distribution was made to the Company's shareholders. As 43% of the M-I shareholders did not tender their shares in the combination, those interests represent a minority interest in the legal subsidiary. Accordingly, 6,751,790 common shares related to the minority interest were removed from the number of shares outstanding as at May 15, 2001 along with the par value of such shares, a pro rata amount from additional paid-in capital and, as the Company has a shareholders' deficiency, an amount from deficit to the extent of the amount removed from common stock and additional paid-in capital. In addition, shares issuable to certain subscribers were reflected as a minority interest. Any such offer will be accounted for as a step purchase.

         Pursuant to the terms of the Agreement, warrants held by shareholders who agreed to exchange their common shares for the Company's common shares were deemed to be exchanged for warrants in the Company. The value of warrants held by shareholders who did not agree to exchange their shares was allocated to minority interest. In addition, the value of compensatory stock options issued by the Company to employees and other non-shareholders and the value relating to common stock issuable in M-I have also been allocated to minority interest.

                              MIV THERAPEUTICS INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              MAY 31, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)

1.       ORGANIZATION AND BUSINESS OF THE COMPANY (Continued)

         Recapitalization (Continued)

         In connection with the Agreement, the Company issued 2,043,788 common shares during the year ended May 31, 2003. The shares of the Company were exchanged on a one for one basis for share of M-I. Accordingly, 2,043,788 common shares were added to the number of shares outstanding along with the par value of such shares, a pro-rated amount to additional paid-in capital and as the Company has a shareholders' deficiency, an amount to deficit to the extent of the amount added to common stock and additional paid-in capital. As at May 31, 2003, minority interest represented 22% of the outstanding common stock of the Company.

2.       GOING CONCERN

         Since inception, the Company has suffered recurring losses, totalling $11,952,336 as of May 31, 2003, and has a working capital deficiency of $362,024. The Company has funded its operations through the issuance of common stock, and through related party loans, in order to meet its strategic objectives. The Company anticipates that losses will continue until such time, if ever, as the Company is able to generate sufficient revenues to support its operations. The company's ability to generate revenue primarily depends on its success in completing development and obtaining regulatory approvals for the commercialisation of its stent technology. There can be no assurance that any such events will occur, that the Company will attain revenues from commercialisations of its products, or that the Company will ever achieve profitable operations. Management is currently evaluating additional financing opportunities, but has no formal plan in place to raise the required capital. There can be no assurance that the Company will be able to obtain sufficient funds on terms acceptable to the Company to continue the development of, and if successful, to commence the manufacture and sale of its products under development, if and when approved by the applicable regulatory agencies. As a result of the foregoing, there exists substantial doubt about the Company's ability to continue as a going concern. These consolidated financial statements do not include any adjustments relating to the recoverability of the carrying amounts of recorded assets or the amount of liabilities that might result from the outcome of this uncertainty.

                              MIV THERAPEUTICS INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              MAY 31, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         a)   Principles of Consolidation

              The accompanying consolidated financial statements include the accounts of MIV Therapeutics, Inc. (incorporated in Nevada, USA), M-I Vascular Innovations, Inc. (incorporated in Delaware, USA), and its wholly owned subsidiary, MIVI Technologies, Inc. (incorporated in Yukon, Canada). All significant intercompany transactions and balances have been eliminated.

         b)   Basis of Presentation

              These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

         c)   Development Stage

              The Company's activities have primarily consisted of establishing facilities, recruiting personnel, conducting research and development, developing business and financial plans and raising capital. Accordingly, the Company is considered to be in the development stage.

         d)   Capital Assets

              Capital assets are recorded at cost and amortized as follows:

              Furniture and fixtures         5 years straight line basis
              Computer equipment             3 years straight line basis
              Laboratory equipment           5 years straight line basis
              Leasehold improvements         Over term of lease

         e)   Leasehold Improvements

              The benefit associated with leasehold inducements is recognized over the term of the lease.

         f)   Research and Development Costs

              Expenditures for research and development are expensed in the period incurred.

                              MIV THERAPEUTICS INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              MAY 31, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         g)   Income Taxes

              The Company has adopted Statement of Financial Accounting Standards No. 109 - "Accounting for Income Taxes" (SFAS 109). This standard requires the use of an asset and liability approach for financial accounting and reporting on income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

         h)   Foreign Currency Translation

              The Company's subsidiary's operations are located in Canada, and its functional currency is the Canadian dollar. The financial statements of the subsidiary have been translated using the current method whereby the assets and liabilities are translated at the year end exchange rate, capital accounts at the historical exchange rate, and revenues and expenses at the average exchange rate for the period. Adjustments arising from the translation of the Company's subsidiary's financial statements are included as a separate component of shareholders' equity.

         i)   Financial Instruments and Concentration of Credit Risk

              The Company's financial instruments consist of cash, accounts receivable, accounts payable and accrued liabilities, and amounts due to and from related parties.

              Unless otherwise noted, it is management's opinion that this Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

         j)   Loss Per Share

              In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). Under SFAS 128, basic and diluted earnings per share are to be presented. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding in the period. Diluted earnings per share takes into consideration common shares outstanding (computed under basic earnings per share) and potentially dilutive common shares.

                              MIV THERAPEUTICS INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              MAY 31, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         k)   Stock Based Compensation

              The Company accounts for employee stock based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 - "Accounting for Stock Issued to Employees", and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the market price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the common stock. Non-employee stock based compensation is accounted for using the fair value method in accordance with SFAS No. 123 - "Accounting for Stock Based Compensation".

         l)   Comprehensive Loss

              Comprehensive loss includes all changes in equity during the year except those resulting from investments by, or distribution to, shareholders. The Company's comprehensive loss consists solely of net earnings and foreign currency translation adjustment for the year.

         m)   Cash and cash equivalents

              Cash and cash equivalents includes highly liquid investments with original maturities of three months or less.

         n) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

              The Company reviews long-lived assets and including identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. When future cash flows of newly acquired technologies cannot be determined, the costs of acquisition are charged to operations at the time of acquisition. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

                              MIV THERAPEUTICS INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              MAY 31, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         o)   Use of Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts revenues and expenses during the period. Actual results could differ from those estimates.

         p)   Reclassification

              Certain reclassifications have been made to the prior period to conform to the 2003 presentation.

         q)   Recent Pronouncements

              In May 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 150, "ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The requirements of SFAS No. 150 apply to issuers' classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS No. 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of non-public entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

                              MIV THERAPEUTICS INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              MAY 31, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         q)   Recent Pronouncements (Continued)

              In December 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The disclosure provisions of SFAS No. 148 are effective for financial statements for interim periods beginning after December 15, 2002. The Company adopted SFAS No. 148 on January 1, 2003, and its impact did not have a material effect on the Company's results of operations or financial position.

              In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The Company adopted SFAS No. 146 on January 1, 2003, and its impact did not have a material effect on the Company's results of operations or financial position.

              FASB has also issued SFAS No. 147 and 149 but they will not have any effect on the operations of the Company therefore a description of each and their respective impact on the Company's operations have not been disclosed.

                              MIV THERAPEUTICS INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              MAY 31, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)

4.       CAPITAL ASSETS

                                                   2003                   2002
                                   ---------------------------------   ---------
                                              ACCUMULATED  NET BOOK    NET BOOK
                                     COST    DEPRECIATION    VALUE       VALUE
                                   ---------------------------------   ---------

         Furniture and fixtures    $ 39,405    $ 20,226    $ 19,179    $ 27,144
         Computer equipment          98,725      97,596       1,129      26,651
         Laboratory equipment       559,684     284,481     275,203     347,752
         Leasehold improvements      49,158      32,491      16,667      26,551
                                   ---------------------------------   ---------

                                   $746,972    $434,794    $312,178    $428,098
                                   =================================   =========

5.       PRIOR PERIOD ADJUSTMENT

         By an agreement dated May 17, 2002, the Company paid $150,000 for a license and $50,000 for 1,000,000 common shares of a listed public company. The Company previously recorded the license at $200,000 with no value attributed to the 1,000,000 common shares. The adjustment results in an increase in investment of $50,000 and a decrease in license of $50,000 at May 31, 2002. Net loss for the year ended May 31, 2002 and earnings per share were not affected.

6.       INVESTMENT

         The market value of the common stock investment carried at cost was as follows:

                                                               2003      2002
                                                             -------------------

         Endovasc Ltd. Inc. 1,000,000 Class A common shares  $530,000  $70,000
                                                             ===================

         The shares of Endovasc Ltd. Inc. are pledged as collateral for the loan described in Note 7 below.

                              MIV THERAPEUTICS INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              MAY 31, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)

7.       LOAN PAYABLE

         Loan payable is secured by the investment referred to in Note 6. The loan is repayable on December 30, 2005, bearing interest per annum equal to the London Interbank Offered Rate plus 1%. Interest is payable semi-annually commencing on June 2, 2003. In the event the Company fails to pay interest or principal when due or upon the occurrence of an event of default, the unpaid principal or interest shall accrue interest at a rate of 3% per annum above the rate otherwise applicable. (See Note 14(f)).

8.       COMMON STOCK

         a)   Private Placements

              On October 2, 2002 the Company issued 1,063,650 units at a price of $0.40 per unit for proceeds of $425,460. Each unit consists of one common share and one share purchase warrant. Of the total consideration, $346,574 was allocated to the common shares, and $78,886 was allocated to the warrants. Each warrant entitles the holder to purchase one common share of the Company for $1.00 until August 27, 2003.

              On October 10, 2002 the Company issued 338,873 units at a price of $0.40 per unit for proceeds of $135,549. Each unit consists of one common share and one share purchase warrant. Of the total consideration, $102,767 was allocated to the common shares, and $32,767 was allocated to the warrants. Each warrant entitles the holder to purchase one common share of the Company for $1.00 until August 27, 2003.

              On December 13, 2002 the Company issued 593,750 units at a price of $0.40 per unit for proceeds of $237,500. Each unit consists of one common share and one share purchase warrant. Of the total consideration, $125,411 was allocated to the common share and $112,089 was allocated to the warrants. Each warrant entitles the holder to purchase one common share of the Company for $1.00 until December 13, 2003.

              On January 31, 2003 the Company issued 25,000 units at a price of $0.40 per unit for proceeds of $10,000. Each unit consists of one common share and one share purchase warrant. Of the total consideration $7,436 was allocated to the common share and $2,564 was allocated to the warrants. Each warrant entitles the holder to purchase on common share of the Company for $1.00 until January 31, 2004.

              On May 16, 2003 the Company issued 31,250 units at a price of $0.20 per unit for proceeds of $6,250. Each unit consists of one common share and one share purchase warrant. Of the total consideration, $4,961 was allocated to the common shares, and $1,289 was allocated to the warrants. Each warrant entitles the holder to purchase one common share of the Company for $0.75 until May 15, 2004.

                              MIV THERAPEUTICS INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              MAY 31, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)

8.       COMMON STOCK (Continued)

         a)   Private Placements (Continued)

              On May 16, 2003 the Company issued 31,250 units at a price of $0.20 per unit for proceeds of $6,250. Each unit consists of one common share and one share purchase warrant. Of the total consideration, $4,961 was allocated to the common shares, and $1,289 was allocated to the warrants. Each warrant entitles the holder to purchase one common share of the Company for $0.75 until May 15, 2004.

              On May 21, 2003 the Company issued 100,000 units at a price of $0.20 per unit for proceeds of $20,000. Each unit consists of one common share and one share purchase warrant. Of the total consideration, $14,727 was allocated to the common shares and $5,273 was allocated to the warrants. Each warrant entitles the holder to purchase one common share of the Company for $0.75 until May 9, 2004.

              On May 30, 2003, the Company issued 300,000 units at a price of $0.20 per unit for proceeds of $60,000. Each unit consists of one common share and one share purchase warrant. Of the total consideration $49,829 was allocated to the common shares and $10,171 was allocated to the warrants. Each warrant entitles the holder to purchase one common share of the Company for $0.75 until May 30, 2004.

              Warrants included as part of the equity units described above have been separately recorded within stockholders' equity as a component of other capital accounts. The value allocated to the warrants was estimated using the fair value of the warrants assigned by the Black Scholes valuation model, relative to the fair value of the related common shares issued.

         b)   Issue of Shares for Services

              During the year ended May 31, 2003, the Company issued an aggregate of 1,789,777 common shares to directors, consultants and employees for consulting services at a value of $540,041. Accordingly, $526,708 was recorded as a charge to general and administrative expense in the consolidated statement of operations, and $13,333 will be charged to operations over the remaining term of the consulting agreement.

         c)   Issue of Shares for Settlement of Debt

              During the year ended May 31, 2003, the Company issued 235,294 common shares to a legal firm in full settlement of $110,835 due to the firm for services provided to the Company.

                              MIV THERAPEUTICS INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              MAY 31, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)

8.       COMMON STOCK (Continued)

         d)   Warrants

              The following table summarizes information about the warrants issued by the Company:

                                                                     NUMBER OF
                                                                     UNDERLYING
                                                                       SHARES
                                                                    ------------

              Balance, May 31, 2001                                   2,560,000

              Issued - private placements                             1,881,666
              Expired                                                  (748,333)
                                                                    ------------

              Balance, May 31, 2002                                   3,693,333

              Issued - private placement                              3,092,688
              Issued - services rendered                              3,550,000
              Issued - share exchange agreement                         381,800
                                                                    ------------

              Balance, May 31, 2003                                  10,717,821
                                                                    ============

              At May 31, 2003, the Company had outstanding warrants to purchase 10,717,821 shares of the Company's common stock at prices ranging from $0.01 to $2.00 per share. The warrants expire at various dates from June 13, 2003 to October 28, 2012.

              During the year ended May 31, 2003, the board of directors approved an extension to the expiry date from April 30, 2003 to April 30, 2004, and a reduction of the exercise price from $1.50 per share to $0.75 per share of 2,560,000 warrants outstanding as at May 31, 2002. On April 16, 2003 the Company exchanged 381,800 warrants of M-I Vascular Innovations, Inc. on a one-for-one basis, extended their expiry date from April 30, 2003 to April 30, 2004 and reduced their exercise price from $1.50 per share to $0.75 per share. Accordingly, the fair value of these warrants of $33,611, as determined by the Black Scholes option pricing model, was recorded as a charge to general and administrative expenses in the consolidated statement of operations.

              During the year ended May 31, 2003, the Company issued 3,550,000 warrants to various consultants for services rendered to the Company. These warrants had a fair value of $659,673. Accordingly, the warrants were recorded as a charge to general and administrative expenses in the consolidated statement of operations.

                              MIV THERAPEUTICS INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              MAY 31, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)

8.       COMMON STOCK (Continued)

         e)   Stock Options

              The Company's 2001 incentive stock option plan provides for the grant of incentive stock options for up to 5,000,000 common shares to employees, consultants, officers and directors of the Company. Incentive benefits granted under the plan may be either incentive stock options, non-qualified stock options, stock awards, restricted shares or cash awards. Options are granted for a term not to exceed five years from the date of grant. Stock options granted generally vest over a period of two years.

              The Company had the following stock option activity:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                       NUMBER OF        EXERCISE
                                                        OPTIONS          PRICE
                                                      --------------------------

              Balance outstanding, May 31, 2001        1,687,500       $   0.84

              Options granted                          4,210,000           0.75
              Options cancelled                       (2,322,500)          0.88
                                                      --------------------------

              Balance outstanding, May 31, 2002        3,575,000           0.68

              Options granted                          1,290,000           0.43
              Options cancelled                         (690,000)          1.07
                                                      --------------------------

              Balance outstanding, May 31, 2003        4,175,000       $   0.53
                                                      ==========================

              On May 6, 2003, the Company repriced 800,000 stock options granted during the year ended May 31, 2002, and 40,000 stock options granted during the year ended May 31, 2003 to $0.17 per share from prices ranging from $0.55 to $1.00 per share.

                              MIV THERAPEUTICS INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              MAY 31, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)

8.       COMMON STOCK (Continued)

         e)   Stock Options (Continued)

              The following table summarizes information about the stock options outstanding at May 31, 2003:

                                                            OPTIONS
                           OPTIONS OUTSTANDING             EXERCISABLE
                ----------------------------------------   -----------
                                              WEIGHTED
                                              AVERAGE
                              NUMBER         REMAINING       NUMBER
                 EXERCISE       OF          CONTRACTUAL        OF
                  PRICE       SHARES        LIFE (YEARS)     SHARES
                ----------------------------------------   -----------

                $   0.17     1,140,000             3.18     1,140,000
                    0.21       500,000             4.90            --
                    0.50       400,000             3.93       400,000
                    0.55       900,000             4.50       900,000
                    1.00     1,235,000             2.52     1,235,000
                ----------------------------------------   -----------

                $   0.53     4,175,000             3.76     3,675,000
                ========================================   ===========

              Had the stock based compensation been determined under the method prescribed by SFAS No. 123, the Company's loss for the period would have been as follows:

                                                         2003           2002
                                                     ---------------------------

         Net loss for the year                       $(3,173,411)   $(3,929,466)
         Additional compensation expense                (168,437)    (1,036,586)
                                                     ---------------------------
         Pro-forma loss for the year                 $(3,341,848)   $(4,966,052)
                                                     ===========================
         Pro-forma basic and diluted loss per share  $     (0.17)   $     (0.37)
                                                     ===========================

              The fair value of each option granted is estimated on the grant date using the Black-Scholes option-pricing model assuming no dividend yield and the following weighted average assumptions for options granted:

              Risk free interest rate                          5.25%
              Expected life (in years)                           3
              Expected volatility                               195%

                              MIV THERAPEUTICS INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              MAY 31, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)

8.       COMMON STOCK (Continued)

         e)   Stock Options (Continued)

              Compensation cost related to the stock options granted to consultants, during the year ended May 31, 2003, was charged to operations at their fair value of $257,032 (2002 - $2,722,965).

         f)   Subscriptions Received

              During the year ended May 31, 2002, the Company received $256,066 as a subscription for 640,165 units of the Company. These units were issued as part of the private placement that occurred on October 10, 2002. Of the consideration received, $194,139 has been allocated to the common shares, and $61,927 has been allocated to the warrants.

              During the year ended May 31, 2003, the Company received $31,244 as subscription for 135,000 units of the Company. 85,000 of these units consist of one common share at $0.25 and one share purchase warrant providing for the issue of an additional share for $0.75 per share up to one year, and 50,000 units consists of one common share at $0.20 and one share purchase warrant providing for the issue of an additional share for $0.75 per share up to one year.

9.       RELATED PARTY TRANSACTIONS

         The following services were provided by related parties. These transactions, recorded at fair market values were as follows:

         a) During the year ended May 31, 2003, the Company paid $Nil (2002 - $4,583) in rent to a Company with a common officer. At May 31, 2003, $2,805 (2002 - $2,805) was due to this Company.

         b) During the year ended May 31, 2003, the Company incurred $228,753 (2002 - $230,192) in management and consulting fees from two directors and officers of the Company.

         c)   As at May 31, 2003, an amount of $134,178 (2002 - $161,329) was due to the Chief Executive Officer of the Company, of which $99,500 was secured by the assets of the Company.

                              MIV THERAPEUTICS INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              MAY 31, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)

10.      LICENSES

         a) On May 17, 2002, the Company entered into a license agreement with Endovasc Ltd., Inc., which provides the Company with the exclusive license to use the technology known as "PRO stent" and "Liprostin/PRO stent", for consideration of $2,200,000. On May 23, 2003, the agreement was terminated. Cash payments totalling $342,280 had been made as at that date, of which $50,000 was allocated to investment in 1,000,000 Class A common shares of Endovac Ltd. Inc. acquired.

              During the year ended May 31, 2003, the Company recognized an impairment loss of $292,280.

         b) On February 1, 2003, the Company entered into two license agreements with the University of British Columbia ("UBC") which provides the Company with the right to use, develop and sublicense coating technology for stents.

              In consideration of granting the licenses, the Company will pay UBC a royalty of 2.5% of revenue and a royalty ranging from 10% or 15% of sublicense revenue depending upon the sublicensed technology. In addition, various minimum annual royalties, maintenance fees and milestone payments are payable over the period of development. The Company issued 750,000 common shares to UBC as part of the consideration for the grant of the rights.

              The fair value of $187,500 of the 750,000 common shares issued has been recognized as an impairment loss during the year ended May 31, 2003.

11.      INCOME TAXES

         a)   The Company's total deferred tax asset is as follows:

                                                        2003            2002
                                                   -----------------------------

         Tax benefit relating to net operating
           loss carryforwards                      $   3,409,000   $  2,453,000
         Plant and equipment                             151,000         98,000
         Valuation allowance                          (3,560,000)    (2,551,000)
                                                   -----------------------------

                                                   $          --   $         --
                                                   =============================

              US federal net operating loss carryforwards of $7,012,000, if not utilized to offset taxable income in future periods, expire between 2020 and 2023, Canadian net operating loss carryforwards of $2,729,000, if not utilized to offset taxable income in future periods, expire between the years 2007 and 2010.

                              MIV THERAPEUTICS INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              MAY 31, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)

11.      INCOME TAXES (Continued)

         b) Following is a reconciliation between expected income tax benefit and actual, using the applicable statutory income tax rates of 35% for the years ended May 31, 2002 and 2003:

                                                         2003           2002
                                                     ---------------------------

         Expected tax benefit                        $(1,111,000)   $(1,657,000)
         Increase in income tax recovery associated
           with higher rate in subsidiary                 (6,000)       (48,000)
         Certain non-deductible expenses                 497,000        108,000
         Change in valuation allowance                 1,009,000      1,122,000
                                                     ---------------------------

                                                     $        --    $        --
                                                     ===========================

12.    COMMITMENTS

         a) The Company incurred rental cost, during the year ended May 31, 2003, of $100,808 (2002 - $97,000) and is committed to the following annual rent on its premises:

                         2004          $   74,789
                         2005          $   75,504
                         2006          $   31,460

         b) During the year ended May 31, 2003, the Company entered into an agreement with Endovasc Ltd. Inc. to form an incorporated joint venture. The Company's 50% investment in the joint venture will consist of 2,500,000 Class A shares of the joint venture for cash consideration of $2,500,000 payable over a three year period. A minimum of $300,000 is payable before November 21, 2003.

              Should the Company fail to make the required payment, one Class A share will be returned to treasury of the joint venture company for each dollar not paid.

         c) On November 18, 2002, a lawsuit against the Company was filed in the Supreme Court of British Columbia.

              The Statement of Claim arising from a Settlement Agreement dated September 14, 2001 and seeks the exchange of 3,192,399 shares of the Company for 3,192,399 shares in the capital of the Company's subsidiary or, alternatively, damages and costs.

                              MIV THERAPEUTICS INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              MAY 31, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)

12.      COMMITMENTS (Continued)

         The Company and Vascular attended a court hearing in chambers on April 16, 17 and 25, 2003 on a summary trial application by the Plaintiff for an Order for a declaration of specific performance that the Plaintiff is entitled to an exchange of 3,192,399 common shares of Vascular for 3,192,399 common shares of the Company pursuant to the Settlement Agreement entered into on September 14, 2001. The Plaintiff was granted the relief he sought at the summary trial and the Company was ordered to perform the share exchange. The Company has appealed the decision to the British Columbia Court of Appeal and anticipates that the appeal will be heard within the next 12 months.

         On May 16, 2003, the Company delivered a Take-Over Bid Circular (the "Circular") to the Plaintiff, offering to exchange his common shares in Vascular for shares in the Company pursuant to British Columbia securities laws and regulations. In late May 2003, after the judgement was received, the Company asked the Plaintiff to submit his Vascular share certificates and fill in the required forms pursuant to the Circular, so that the Company could comply with the judgement and exchange his shares in accordance with British Columbia securities laws and regulations. The Plaintiff refused to submit his share certificates and, to date, the Company has not completed a share exchange of his 3,192,399 Vascular shares.

         In a counterclaim in the Supreme Court of British Columbia, the Company continues to dispute the Plaintiff's entitlement to the 3,192,399 Vascular shares and any Company shares that he may receive pursuant to court order.

         Management currently believes that it will be successful in defending against the claims. However, if the Company is unsuccessful in its defence, it could be required to issue 3,192,399 common shares to the claimant.

         The outcome of this contingency cannot be determined at this time

13.      GENERAL AND ADMINISTRATIVE EXPENSES

         General and administrative expenses comprise the following:

                                                        2003             2002
                                                    ----------------------------
         Legal                                      $  238,490       $  271,443
         Investor relations                            205,551           32,465
         Management fees                               228,760          163,752
         Consulting                                    744,814          776,728
         Office, rent and sundry                       345,077          129,365
                                                    ----------------------------

                                                    $1,762,692       $1,373,753
                                                    ============================

                              MIV THERAPEUTICS INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              MAY 31, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)

14.      SUBSEQUENT EVENTS

         a) On June 18, 2003, the Company issued 387,500 common shares at a value of $91,625 for consulting services rendered and to be rendered.

         b) On June 18, 2003, the Company issued 1,398,411 common shares in connection with the MIV share exchange agreement. The shares of the Company were exchanged on a one for one basis.

         c) On June 19, 2003, the Company issued 44,000 common shares at a value of $11,000 for consulting services.

         d) During June and July 2003, 500,000 warrants were exercised at a price of $0.40 per share for total proceeds of $200,000.

         e) On July 7, 2003, the Company issued an aggregate of 657,592 units, 572,592 units at a price of $0.20 per unit, and 85,000 units at a price of $0.25 per unit, for total proceeds of $135,768, $31,244 of which had been received prior to May 31, 2003. Each unit consists of one common share and one non-transferable share purchase warrant to purchase one additional common share at a price of $0.75 expiring on June 26, 2004.

         f) The Company failed to make the interest payment required on June 2, 2003. Consequently June 12, 2003, the loan became in default and the lender became entitled to deal with the Endovasc Ltd. Inc. stock in any manner it chooses in its sole discretion. The agreement requires that in the event of any sale of the collateral, the lender shall account for the number of shares sold. In the event there is collateral remaining after payment of principal and accrued interest, the lender shall return the remaining unsold portion of the collateral to the Company. The Company has not received any notice of default from the lender nor an accounting from the lender for shares sold, if any, subsequent to June 12, 2003. In the event the lender realizes on their collateral, the Company's investment in Endovac Ltd. Inc. will have been disposed of and the proceeds applied against the loan payable.


                                         MIV THERAPEUTICS, INC.
                                    (A DEVELOPMENT STAGE COMPANY)

                                     CONSOLIDATED BALANCE SHEET
                                             (UNAUDITED)
                                      (STATED IN U.S. DOLLARS)

----------------------------------------------------------------------------------------------------------
                                                                          AUGUST 31             MAY 31
                                                                             2003                2003
----------------------------------------------------------------------------------------------------------

                                ASSETS
                                ------
CURRENT
     Cash and cash equivalents                                           $     83,170       $     11,614
     Prepaid expenses and deposits                                             24,184             46,819
     Other receivable                                                         163,045            165,485
                                                                         --------------------------------
                                                                              270,399            223,918
INVESTMENT, at cost                                                            50,000             50,000
PLANT AND EQUIPMENT, net                                                      278,393            312,179
                                                                         --------------------------------

                                                                         $    598,792       $    586,097
                                                                         ================================

                              LIABILITIES
                              -----------
CURRENT
     Accounts payable                                                    $    418,021       $    448,959
     Due to related parties (Note 4)                                           82,149            136,983
                                                                         --------------------------------
                                                                              500,170            585,942
LOAN PAYABLE (Note 3)                                                         500,000            500,000
                                                                         --------------------------------
                                                                            1,000,170          1,085,942
                                                                         --------------------------------

STOCKHOLDERS' DEFICIENCY

CAPITAL STOCK
     Authorized:
         80,000,000 common shares with a par value of $0.001
         20,000,000 preferred shares with a par value of $0.001
     Issued and outstanding:
         28,413,963 common shares at August 31, 2003 and 24,577,047
           common shares at May 31, 2003                                       28,413             24,577

ADDITIONAL PAID-IN CAPITAL                                                 11,328,268          9,403,308
WARRANTS                                                                    1,862,497          2,093,760
DEFERRED COMPENSATION                                                        (485,179)           (48,649)
COMMON STOCK ISSUABLE                                                              --             31,244
DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE                          (13,081,387)       (11,952,336)
ACCUMULATED OTHER COMPREHENSIVE INCOME                                        (53,990)           (51,749)
                                                                         --------------------------------
                                                                             (401,378)          (499,845)
                                                                         --------------------------------

                                                                         $    598,792       $    586,097
                                                                         ================================

                                            MIV THERAPEUTICS, INC.
                                         (A DEVELOPMENT STAGE COMPANY)

                               CONSOLIDATED STATEMENT OF OPERATIONS AND DEFICIT
                                                  (UNAUDITED)
                                           (STATED IN U.S. DOLLARS)

--------------------------------------------------------------------------------------------------------------
                                                                                                  PERIOD FROM
                                                                                                 INCORPORATION
                                                                                                   JANUARY 20
                                                                  THREE MONTHS ENDED                1999 TO
                                                                      AUGUST 31                    AUGUST 31
                                                              2003               2002                2003
--------------------------------------------------------------------------------------------------------------
EXPENSES
     General and administrative                           $    573,085       $    262,625       $  6,066,262
     Stock based compensation                                       --            196,729          3,426,665
     Research and development                                   73,354             59,918          2,762,890
     Depreciation                                               35,605             37,881            467,111
     Interest expense                                            7,434             15,477            883,241
     Licenses acquired charged to operations                        --            150,000            479,780
                                                          ---------------------------------------------------

LOSS FROM OPERATIONS                                           689,478            722,630         14,085,949

LOSS (GAIN) ON FOREIGN EXCHANGE                                     87                 --             11,207
INTEREST INCOME                                                     --                 --            (49,767)
                                                          ---------------------------------------------------


LOSS FOR THE PERIOD BEFORE MINORITY INTEREST                   689,565            722,630         14,047,389

LESS:  MINORITY INTEREST SHARE OF LOSS                              --                 --         (1,224,308)
                                                          ---------------------------------------------------

NET LOSS FOR THE PERIOD                                   $    689,565       $    722,630       $ 12,823,081
                                                          ===================================================


BASIC AND DILUTED LOSS PER SHARE                          $      (0.03)      $      (0.04)
                                                          =================================



WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING        27,297,100         16,665,500
                                                          =================================


     * Note: Stock based compensation does not represent cash remuneration to the officers, directors or consultants and the calculation of the "value" at the date of grant is more fully disclosed in Note 2.

                                            MIV THERAPEUTICS, INC.
                                         (A DEVELOPMENT STAGE COMPANY)

                                     CONSOLIDATED STATEMENT OF CASH FLOWS
                                                  (UNAUDITED)
                                           (STATED IN U.S. DOLLARS)
------------------------------------------------------------------------------------------------------------------
                                                                                                      PERIOD FROM
                                                                                                     INCORPORATION
                                                                                                       JANUARY 20
                                                                       THREE MONTHS ENDED               1999 TO
                                                                            AUGUST 31                  AUGUST 31
                                                                      2003            2002               2003
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Loss for the period                                       $   (689,565)      $   (722,630)      $(14,047,389)

     Adjustments to reconcile loss to net cash used in
       operating activities
         Stock based compensation                                        --            149,629          3,703,649
         Shares issued for other than cash                          278,069                 --          2,024,477
         Interest expense on related party loan                          --                 --            850,000
         Depreciation                                                35,605             37,881            467,111
         Leasehold improvements written down                             --                 --             13,300
         Intangible asset impairment                                     --            150,000            150,000

     Changes in non-cash working capital items:
         Other receivable                                             2,440             (1,601)          (163,201)
         Prepaid expenses and deposits                               22,634                434            (24,864)
         Accounts payable and accrued liabilities                   (30,938)           113,409            442,638
                                                               ---------------------------------------------------
                                                                   (381,755)          (272,878)        (6,584,279)
                                                               ---------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
     Issuance of common stock and warrants for cash, less
       share issuance costs                                         512,204                 --          5,063,106
     Due to related parties                                         (54,834)                --            932,149
     Cash acquired in reverse acquisition                                --                 --             13,824
     Loan payable                                                        --                 --            500,000
     Common stock redemption                                             --                 --           (120,000)
     Subscriptions received                                              --            492,511          1,357,310
                                                               ---------------------------------------------------
                                                                    457,370            492,511          7,746,389
                                                               ---------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
     Acquisition of license                                              --                 --           (200,000)
     Purchases of plant and equipment                                (1,819)                --           (763,722)
                                                               ---------------------------------------------------
                                                                     (1,819)                --           (963,722)
                                                               ---------------------------------------------------
FOREIGN EXCHANGE EFFECT ON CASH                                      (2,241)            74,394           (115,219)
                                                               ---------------------------------------------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                            71,555            294,027             83,169

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                       11,614              4,536                 --
                                                               ---------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                       $     83,169       $    298,563       $     83,169
                                                               ===================================================

                             MIV THERAPEUTICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 AUGUST 31, 2003
                                   (UNAUDITED)
                            (STATED IN U.S. DOLLARS)



1.   BASIS OF PRESENTATION

     The unaudited consolidated financial statements as of August 31, 2003 included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. It is suggested that these consolidated financial statements be read in conjunction with the May 31, 2003 audited consolidated financial statements and notes thereto.


2.   STOCK BASED COMPENSATION

     The Company accounts for employee stock based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 - "Accounting for Stock Issued to Employees", and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the common stock. Non-employee stock based compensation is accounted for using the fair value method in accordance with SFAS No. 123 - "Accounting for Stock Based Compensation".


3.   LOAN PAYABLE

     Loan payable is secured by the investment in 1,000,000 Class A common shares of Endovasc Ltd. Inc. The loan is repayable on December 30, 2005, bearing interest per annum equal to the London Interbank Offered Rate plus 1%. Interest is payable semi-annually commencing on June 2, 2003. In the event the Company fails to pay interest or principal when due or upon the occurrence of an event of default, the unpaid principal or interest shall accrue interest at a rate of 3% per annum above the rate otherwise applicable.

     The Company failed to make the interest payment required on June 2, 2003. Consequently on June 12, 2003, the loan became in default and the lender became entitled to deal with the Endovasc Ltd. Inc. stock in any manner it chooses in its sole discretion. The agreement requires that in the event of any sale of the collateral, the lender shall account for the number of shares sold. In the event there is collateral remaining after payment of principal and accrued interest, the lender shall return the remaining unsold portion of the collateral to the Company. The Company has not received any notice of default from the lender nor an accounting from the lender for shares sold, if any, subsequent to June 12, 2003. In the event the lender realizes on their collateral, the Company's investment in Endovac Ltd. Inc. will have been disposed of and the proceeds applied against the loan payable.

                             MIV THERAPEUTICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTE TO CONSOLIDATED FINANCIAL STATEMENTS

                                 AUGUST 31, 2003
                                   (UNAUDITED)
                            (STATED IN U.S. DOLLARS)



4.   RELATED PARTY TRANSACTIONS

     During the period ended August 31, 2003, the Company paid $54,597 (2002 - $50,991) in management fees to directors of the Company. At August 31, 2003, $82,149 (2002 - $181,588) payable to the Chief Executive officer of the Company for accrued salary and expenses paid on behalf of the Company, of which $99,500 was secured by the assets of the Company.


5.   SUBSEQUENT EVENTS

     Subsequent to August 31, 2003, the Company issued:

     a) 40,000 units for finder's fees at a value of $12,000. Each unit consists of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one additional common share at a price of $0.75 until July 11, 2004.

     b) 75,000 common shares for consulting services rendered at a value of $34,500.

     c) 5,475 common shares to a director of the Company for services rendered at a value of $2,190.

     d) 200,000 common shares for consulting services rendered at a value of $80,000.

     e)  9,323 common shares for services rendered at a value of $4,289.

     f) 6,000,000 common shares were issued to a financial custodian acting as trustee pursuant to a listing of the Company's shares on the Berlin Stock Exchange. The Company is conducting a Regulation S Offering through the facilities of the Berlin Stock Exchange to raise capital in mainly German speaking countries. Up to a maximum of 10,000,000 Reg. S shares of the Company will be offered through the exchange at an expected price of $0.50 only to non-U.S. persons. The trustee will receive a fee of 3% of the total value of the shares held in trust to be paid in equal instalments of 30,000 common shares per month over a ten month period, assuming the maximum offering is sold. The shares may only be traded on German stock exchanges pursuant to Regulation S.

     g) 200,000 common shares with a deemed value of $100,000 were issued pursuant to a fee agreement as a retainer for future legal services. The shares are held in trust pending the actual performance and invoicing of services.